Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

between

CASCADE PARENT INC.,

CASCADE MERGER SUB INC.

and

COUCHBASE, INC.

Dated June 20, 2025

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3.17	Privacy and Security	47
3.18	Tax Matters	48
3.19	Employee Plans	49
3.20	Labor Matters	52
3.21	Permits	52
3.22	Compliance with Laws	52
3.23	Legal Proceedings; Orders	54
3.24	Insurance	54
3.25	Related Person Transactions	54
3.26	Brokers	54
3.27	Exclusivity of Representations and Warranties	55

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		56

4.1	Organization; Good Standing	56
4.2	Power; Enforceability	56
4.3	Non-Contravention	56
4.4	Requisite Governmental Approvals	57
4.5	Compliance with Law	57
4.6	Legal Proceedings; Orders	57
4.7	Ownership of Company Capital Stock	58
4.8	Brokers	58
4.9	No Parent Vote or Approval Required	58
4.10	Guarantee	58
4.11	Financing	58
4.12	Absence of Stockholder and Management Arrangements	60
4.13	Interests in Competitors	61
4.14	No Foreign Person	61
4.15	Sanctions	61
4.16	Haveli Voting Agreement	61
4.17	Exclusivity of Representations and Warranties	61

ARTICLE V INTERIM OPERATIONS OF THE COMPANY		63

5.1	Affirmative Covenants	63
5.2	Forbearance Covenants	63
5.3	Process Related to Affirmative Covenants and Forbearance Covenants	66
5.4	Go Shop; Acquisition Proposals	67
5.5	No Control of the Other Party’s Business	72

ARTICLE VI ADDITIONAL COVENANTS		73

6.1	Efforts to cause the Closing	73
6.2	Additional Agreements	73
6.3	Regulatory Approvals	73

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6.4	Proxy Statement and Other Required SEC Filings	76
6.5	Company Stockholder Meeting	78
6.6	Equity Financing	80
6.7	Debt Financing Cooperation	81
6.8	Anti-Takeover Laws	84
6.9	Information Access During the Pre-Closing Period	85
6.10	Section 16(b) Exemption	85
6.11	Directors’ and Officers’ Exculpation, Indemnification and Insurance	86
6.12	Employee Matters	88
6.13	Covenants of Merger Sub	90
6.14	Notification of Certain Matters	90
6.15	Public Statements and Disclosure	91
6.16	Transaction Litigation	91
6.17	Stock Exchange Delisting; Deregistration	92
6.18	Parent Vote at Merger Sub	92
6.19	Conduct of Business by Parent and Merger Sub	92
6.20	Prohibition on Certain Discussions	92
6.21	Pay-Off Letters	93
6.22	Warrant Termination Agreement	93
6.23	FIRPTA Certificate	93

ARTICLE VII CONDITIONS TO THE MERGER		93

7.1	Conditions to Each Party’s Obligations to Effect the Merger	93
7.2	Conditions to the Obligations of Parent and Merger Sub	94
7.3	Conditions to the Company’s Obligations to Effect the Merger	95
7.4	Frustration of Closing Conditions	96

ARTICLE VIII TERMINATION		96

8.1	Termination	96
8.2	Manner and Notice of Termination; Effect of Termination	98
8.3	Fees and Expenses	99

ARTICLE IX GENERAL PROVISIONS		102

9.1	Survival of Representations, Warranties and Covenants	102
9.2	Notices	102
9.3	Amendment	104
9.4	Extension; Waiver	105
9.5	Assignment	105
9.6	Confidentiality	105
9.7	Entire Agreement	106
9.8	Third-Party Beneficiaries	106
9.9	Severability	106
9.10	Remedies	106

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9.11	Governing Law	108
9.12	Consent to Jurisdiction	108
9.13	WAIVER OF JURY TRIAL	109
9.14	Counterparts	109
9.15	No Limitation	110
9.16	Non-recourse	110
9.17	Debt Financing Sources	111

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

-iv-

AGREEMENT AND PLAN OF MERGER

This agreement and plan of merger (this “Agreement”) is dated June 20, 2025, and is by and among Cascade Parent Inc., a Delaware corporation (“Parent”), Cascade Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Couchbase, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the meanings given to them in Article I.

RECITALS

A. Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.

B. The Company Board has, by a unanimous vote of the directors present and voting, (i) determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (collectively with the other transactions contemplated by this Agreement, the “Merger”), are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement; (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at a meeting of the Company Stockholders; and (v) resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL.

C. Each of the board of directors of Parent and the board of directors of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations under this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement herein and the board of directors of Merger Sub has declared this Agreement and the transactions contemplated hereby advisable; (iii) in the case of Merger Sub, directed that the adoption of this Agreement be submitted to a vote of Parent in its capacity as Merger Sub’s sole stockholder; and (iv) in the case of Merger Sub, recommended that Parent vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL.

D. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a limited guarantee (the “Guarantee”) from Haveli Investments Software Fund I, L.P., Haveli Investments Software Friends and Family Fund I, L.P. and Haveli Investments Software Fund I Cayman, L.P. (collectively, the “Guarantors”), in favor of the Company and pursuant to which, subject to the terms and conditions contained in the Guarantee, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

E. Concurrently with the execution of this Agreement, and as a condition and inducement to the Parties’ willingness to enter into this Agreement, (i) certain Company Stockholders that are Affiliates of Parent have entered into a voting agreement with the Company (the “Haveli Voting Agreement”), and (ii) certain other Company Stockholders have entered into a voting agreement with the Company (the “Company Voting Agreements” and together with the Haveli Voting Agreement, the “Voting Agreements”), pursuant to which, among other things, such Persons have agreed, on the terms and subject to the conditions set forth in the Voting Agreements, to vote all of such Persons’ shares of Company Common Stock in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement.

AGREEMENT

In consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intended to be legally bound hereby, the Parties therefore agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means (i) a customary confidentiality agreement with the Company in effect as of the execution of this Agreement or (ii) a confidentiality agreement executed after the execution of this Agreement containing terms not materially less restrictive in the aggregate to the counterparty than those contained in the Confidentiality Agreement (except for such changes necessary in order for the Company to be able to comply with its covenants under this Agreement), it being understood that any such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of, or amendment to, any Acquisition Proposal. If the provisions of such confidentiality agreement executed after the execution of this Agreement would be materially less restrictive in the aggregate to the counterparty than the terms of the Confidentiality Agreement (other than because of the absence of a “standstill” or similar provisions or other prohibition on the making of any Acquisition Proposal), then such confidentiality agreement will be deemed to be an Acceptable Confidentiality Agreement if the Company amends the Confidentiality Agreement so as to make the provisions of the Confidentiality Agreement as restrictive in the aggregate as the provisions of such confidentiality agreement. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” shall not include any confidentiality agreement that (A) grants any exclusive right to negotiate with such counterparty or (B) prohibits the Company from satisfying its obligations under Sections 5.4, 6.4 and 6.5.

(b) “Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal by Parent or Merger Sub or any of their respective Representatives or financing sources, or any Group that includes Parent or Merger Sub or any of their respective Representatives or financing sources) to the Company or the Company Board (or any committee thereof) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group (other than Parent or Merger Sub or any of their respective Representatives or financing sources, or any Group that includes Parent or Merger Sub or any of their respective Representatives or financing sources), whether from the Company or any other Person, of securities representing more than 15 percent of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15 percent of the total outstanding voting power of the Company after giving effect to the consummation of such tender offer or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or Group (other than Parent or Merger Sub or any of their respective Representatives or financing sources, or any Group that includes Parent or Merger Sub or any of their respective Representatives or financing sources) of assets constituting 15 percent or more of the consolidated revenues (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the last day of the most recently completed calendar month) of the Company and its Subsidiaries, in each case except for sales or non-exclusive licenses or sublicenses of Company products and services in the ordinary course of business; or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Person or Group (other than Parent or Merger Sub or any of their respective Representatives or financing sources, or any Group that includes Parent or Merger Sub or any of their respective Representatives or financing sources) would hold securities representing more than 15 percent of the total outstanding voting power of the Company (or the surviving company) outstanding after giving effect to the consummation of such transaction.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (i) no direct or indirect portfolio company (as such term is generally understood in the private equity industry) of any Guarantor or any investment fund or investment vehicle affiliated with, or managed or advised by, Haveli or any Guarantor shall be deemed to be an “Affiliate” of Parent or Merger Sub for any purpose under this Agreement, and (ii) in no event shall the Company or its Subsidiaries be considered an Affiliate of Parent, Merger Sub, the Guarantors or any of their respective Affiliates prior to the Effective Time.

(e) “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group under state, local or non-U.S. Law).

(f) “Antitrust Law” means, collectively, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(g) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of January 31, 2025, set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended January 31, 2025.

(h) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco is closed.

(i) “Bylaws” means the Amended and Restated Bylaws of the Company in effect as of the date of this Agreement.

(j) “Capitalization Date” means 5:00 p.m., on June 19, 2025.

(k) “Certificate of Merger” means the certificate of merger, in customary form, relating to the Merger.

(l) “Charter” means the Amended and Restated Certificate of Incorporation of the Company in effect as of the date of this Agreement.

(m) “Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware finds it does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court).

(n) “Code” means the Internal Revenue Code of 1986, as amended.

(o) “Company Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, employment, bonus, stock option, stock purchase or other equity-based award, performance award, incentive compensation, profit sharing, savings, retirement, disability, life insurance, health or medical benefits, employee assistance program, sick leave, vacation, deferred compensation, severance, termination or redundancy pay, post-employment or retirement benefits, retention, change of control compensation, and other similar fringe, welfare or other employee benefit or remuneration of any kind, whether or not in writing, whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) which is sponsored, maintained or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any Service Provider or with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any liability, contingent or otherwise.

(p) “Company Board” means the Board of Directors of the Company.

(q) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(r) “Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

(s) “Company Equity Plans” means the Company 2008 Equity Incentive Plan, the Company 2018 Equity Incentive Plan, the Company 2021 Equity Incentive Plan and the 2023 Inducement Equity Incentive Plan.

(t) “Company Equity-Based Award” means each right of any kind, contingent or accrued, to receive shares of Company Common Stock or any benefit measured in whole or in part by the value of a number of shares of Company Common Stock granted pursuant to the Company Equity Plans or Company Benefit Plans (including a Company RSU Award, a Company PSU Award or a Company Option), other than purchase rights under the ESPP.

(u) “Company Financial Advisor” means Morgan Stanley & Co. LLC.

(v) “Company Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.

(w) “Company Material Adverse Effect” means any change, event, condition, development, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. None of the following Effects, and no Effects to the extent arising out of, relating to or resulting from the following (in each case, by themselves or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below) (except, in addition to where expressly stated below, to the extent that any such Effect set forth in each of clauses (vii) through (x) below has had a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred):

(i) general economic Effects anywhere in the world, or Effects in the global economy generally (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(ii) any Effects in the financial markets, credit markets, equity markets, debt markets, currency markets or capital markets anywhere in the world, including (a) changes in interest rates or credit ratings; (b) changes in exchange rates; or (c) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(iii) any Effects generally in the industries in which the Company and its Subsidiaries conduct business or in any specific jurisdiction or geographical area in which the Company and its Subsidiaries conduct business;

(iv) any regulatory, legislative or political Effects anywhere in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(v) any geopolitical Effects, outbreak of hostilities, armed conflicts, protests, strikes, work stoppage, civil unrest, civil disobedience, acts of war, sabotage, terrorism or military actions (including, in each case, any escalation or worsening of any of the foregoing) anywhere in the world, including an outbreak or escalation of hostilities involving any Governmental Authority or the declaration by any Governmental Authority of a national emergency or war (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(vi) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent), or other natural or man-made disasters, weather conditions, power outages or other force majeure events anywhere in the world (or changes in any such events or occurrences, including, in each case, the response of any Governmental Authority);

(vii) any pandemics, epidemics, plagues, contagious disease outbreaks or other comparable events (including quarantine restrictions mandated or recommended by any Governmental Authority), or changes in any such events or occurrences, including, in each case, (a) the response of any Governmental Authority (including any mandated or recommended quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, Order, guideline, response or recommendation); and (b) any actions taken or not taken as a consequence of such response or to otherwise respond to the impact, presence, outbreak or spread of any of the foregoing;

(viii) inflation, or any changes in the rate of increase or decrease of inflation anywhere in the world;

(ix) the development of, or changes in, supply chain disruptions anywhere in the world;

(x) the imposition of, or changes in, any tariffs, sanctions, trade policies or similar Law, directive, Order or policy (or any threats or announcements of any of the foregoing), or any consequences resulting from any trade disputes or “trade wars” or similar actions anywhere in the world;

(xi) any data breach, cyber-intrusion, cyberattack, cybercrime or cyberterrorism;

(xii) the negotiation, execution, delivery, announcement of this Agreement or the pendency or consummation of the Merger, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees (including any employee attrition), suppliers, customers, partners, lenders, lessors, vendors, Governmental Authorities or any other third Person, other than, in each case, any representation or warranty in Section 3.5, to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(xiii) the compliance by any Party with the express terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the express terms of this Agreement (other than, in each case, compliance with Sections 5.1, 5.2 and 6.1);

(xiv) any action taken or refrained from being taken, in each case to which Parent or Merger Sub has expressly consented to or requested in writing (including by email in accordance with Section 5.3) following the date of this Agreement;

(xv) any (a) changes or proposed changes in GAAP or any other accounting standards or requirements, or any Law (or the enforcement or interpretation of any of the foregoing), including, in each case, the adoption, implementation, repeal, modification, reinterpretation or proposal thereof; or (b) action taken for the purpose of complying with GAAP, or any other accounting standards or requirements, or any Law;

(xvi) any changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded under this definition);

(xvii) any failure, in and of itself, by the Company or its Subsidiaries to meet (a) any public estimates or expectations of the Company’s and its Subsidiaries’ revenue, earnings or other financial performance or results of operations for any period; or (b) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause of any such failure in clause (a) or (b) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded under this definition);

(xviii) the availability or cost of equity, debt or other financing to Parent, Merger Sub or any of their respective Affiliates;

(xix) any Transaction Litigation or any other Legal Proceeding threatened or commenced by any current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its stockholders, executive officers or other employees or any member of the Company Board (or any Affiliates of any of the foregoing) in connection with, arising from or otherwise relating to the Merger, including any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock;

(xx) the identity of, or any facts or circumstances relating to, the Guarantors, Parent or Merger Sub or their respective Affiliates or the respective equity or debt financing sources of, or investors in, any of the foregoing, or the respective plans or intentions of any of the foregoing with respect to the Company or its business;

(xxi) any breach by Parent or Merger Sub of this Agreement; or

(xxii) any matters to the extent disclosed in the Company Disclosure Letter.

(x) “Company Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company.

(y) “Company Registered Intellectual Property” means all of the Company Intellectual Property that is Registered Intellectual Property.

(z) “Company Related Parties” means, collectively, (i) the Company and its Subsidiaries; and (ii) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates.

(aa) “Company Software” means Software, the Intellectual Property Rights related to which are Company Intellectual Property.

(bb) “Company Stockholders” means the holders of shares of Company Capital Stock.

(cc) “Company Termination Fee” means an amount in cash equal to $42,000,000; provided, however, that if this Agreement is terminated by the Company pursuant to Section 8.1(h) (x) prior to the No-Shop Period Start Date, to enter into a definitive agreement with respect to a Superior Proposal, or (y) after the No-Shop Period Start Date to enter into a definitive agreement with respect to a Superior Proposal in respect of which the Company has delivered the notice contemplated by Section 5.4(e)(ii)(3) prior to the No-Shop Period Start Date, then in each case of clauses (x) and (y) the “Company Termination Fee” shall be $21,000,000.

(dd) “Company Warrant” means the warrant to purchase Company Common Stock issued on April 25, 2019.

(ee) “Confidentiality Agreement” means the confidentiality letter agreement, dated as of April 7, 2025, between the Company and Haveli Investments, L.P.

(ff) “Consent” means any consent, approval, clearance, waiver, Permit or order.

(gg) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(hh) “Contract” means any written contract, lease, license, indenture, note, bond, agreement or other binding instrument.

(ii) “Converted Cash Award” means a contingent right to receive an amount in cash from Parent or the Surviving Corporation (without interest) pursuant to Sections 2.8(a)(ii), 2.8(b)(ii) or 2.8(c)(ii).

(jj) “Credit Agreement” means that certain loan and security agreement dated February 7, 2024 by and between the Company and MUFG Bank, Ltd.

(kk) “D&O Insurance” means the Company’s current directors’ and officers’ liability insurance.

(ll) “Debt Financing” means any debt financing obtained by Parent or Merger Sub for the purpose of funding all or any portion of the amounts payable by Parent and/or Merger Sub pursuant to this Agreement and the transactions contemplated thereby.

(mm) “Debt Financing Sources” means the Persons, if any, that have committed to provide or arrange all or any part of the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Financing or alternative debt financing in connection with the Merger (and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto), together with their Affiliates, officers, directors, partners (limited or general), employees, agents and representatives involved in the Debt Financing and their successors and assigns. It is understood and agreed that the Parent Related Parties will not be Debt Financing Sources for any purposes of this Agreement.

(nn) “DGCL” means the General Corporation Law of the State of Delaware.

(oo) “DOJ” means the United States Department of Justice.

(pp) “DPA” means the Defense Production Act of 1950.

(qq) “DTC” means the Depository Trust Company.

(rr) “Environmental Law” means all applicable federal, national, state, provincial or local Laws relating to pollution, worker health and safety with respect to exposure to Hazardous Substance, and protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(ss) “ERISA” means the Employee Retirement Income Security Act of 1974.

(tt) “ERISA Affiliate” means any Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(uu) “ESPP” means the Company’s 2021 Employee Stock Purchase Plan, as amended.

(vv) “Exchange Act” means the Securities Exchange Act of 1934.

(ww) “Excluded Information” means any (i) financial statements of the Company or its Subsidiaries other than the historical financial statements set forth in Section 6.7(a)(v); (ii) description of all or any component of the Debt Financing; (iii) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), it being understood that Parent, and not the Company or its Subsidiaries or their respective Representatives, will be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments; (iv) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A; (v) other information that is not available to the Company without undue effort or expense; and (vi) any information not customarily required by commercial banks for the marketing of senior secured term loan facilities or senior secured revolving credit facilities.

(xx) “Excluded Party” means a Person or Group (collectively with its Representatives and financing sources) who, prior to the No-Shop Period Start Date, has submitted a written Acquisition Proposal to the Company or one of its Representatives that the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal; provided, that any such Person or Group shall immediately and irrevocably cease to be an Excluded Party upon the occurrence of any of the following events: (i) the ultimate equityholder(s) of such Person or Group who made the Acquisition Proposal during the Go-Shop Period ceases to constitute in the aggregate at least 90% of the equity financing (measured by each of voting power and value) of such Person or Group at any time; (ii) such Person or Group withdraws, cancels or terminates its Acquisition Proposal or such Acquisition Proposal is abandoned; or (iii) the Company Board determines in good faith that such Acquisition Proposal no longer constitutes or would reasonably be likely to lead to a Superior Proposal.

(yy) “Executive Severance Plan” means the Company’s Change in Control and Severance Policy, as renewed effective August 28, 2024.

(zz) “FCPA” means the United States Foreign Corrupt Practices Act of 1977.

(aaa) “Foreign Direct Investment Law” means any foreign direct investment law, or similar applicable law, that provides for national security reviews in connection with the cross-border acquisition of any interest in or assets of a business under the jurisdiction of any Governmental Authority outside the United States.

(bbb) “FTC” means the United States Federal Trade Commission.

(ccc) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(ddd) “Governmental Authority” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission of any governmental authority or other governmental authority or instrumentality, whether domestic, foreign or supranational.

(eee) “Government Shutdown” means any shutdown resulting from the lack of Congressional budget appropriations, after the date of this Agreement, of certain United States federal government services provided by the FTC or DOJ to review the Merger.

(fff) “Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.

(ggg) “Haveli” means Haveli Investments, L.P.

(hhh) “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “toxic,” or “radioactive,” including petroleum and petroleum products.

(iii) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(jjj) “Intellectual Property Rights” means all intellectual property rights arising, anywhere in the world, including: (i) patents and applications therefor (“Patents”); (ii) copyrights, copyright registrations and applications therefor, database rights, Software and all other rights in work of authorship (“Copyrights”); (iii) (A) trademarks, trade names, logos, service marks, trade dress and internet domain names, and (B) registrations and applications therefor and corresponding rights in indicia of origin ((A) and (B), “Marks”); (iv) trade secrets rights and rights in confidential business and technical information and know-how (“Trade Secrets”); and (v) any similar or equivalent rights to any of the foregoing (as applicable).

(kkk) “Intervening Event” means any Effect, or any material consequence of such Effect, that (i) as of the date of this Agreement was not known or reasonably foreseeable to the Company Board as of the date of this Agreement; and (ii) does not relate to (x) an Acquisition Proposal, or (y) the fact that the Company meets or exceeds any internal or published or third-party projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date of this Agreement, or (z) changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company; provided that, in the case of clauses (y) and (z), the underlying causes of such Effect, to the extent not otherwise excluded from this definition of “Intervening Event”, may be taken into account in determining the existence of an Intervening Event.

(lll) “IRS” means the United States Internal Revenue Service.

(mmm) “Knowledge” of a Person, with respect to any matter in question, means, with respect to the Company, the actual knowledge as of the date of this Agreement of the individuals set forth on Section 1.1(mmm) of the Company Disclosure Letter, in each case after reasonable inquiry of their direct reports who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving the Company Intellectual Property, Knowledge does not require the Company, or any of its directors, officers or employees, to have conducted any Patent, Mark or other Intellectual Property Rights clearance searches or obtained any freedom to operate opinions. If not conducted or obtained, no knowledge of any Patents, Marks or other Intellectual Property Rights of any third Person that would have been revealed by such opinions or searches will be imputed to the Company, any of its Subsidiaries, or any of its or their directors, officers or employees.

(nnn) “Law” means any statute, law (including common law), ordinance, rule, treaty, code, regulation, constitution, or stock exchange listing requirement.

(ooo) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator with binding authority or other tribunal.

(ppp) “Lookback Date” means January 31, 2022.

(qqq) “Material Contract” means any of the following Contracts (other than a Company Benefit Plan) in effect as of the date of this Agreement:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as a whole;

(ii) the IP Contracts;

(iii) the Leases;

(iv) any Contract (A) containing any covenant materially limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any material line of business or any geographical area, including pursuant to a “most favored nation” or exclusivity provision; (B) providing for any other “exclusivity” requirement in favor of any third party; (C) providing preferential rights or rights of first or last offer or refusal to any third party; or (D) with a value greater than $5,000,000 containing a minimum purchase, minimum volume, “earnout” or other contingent, deferred or fixed payment obligation of the Company and its Subsidiaries, except in the case of clauses (A)–(D), any Contracts, restrictions, requirements and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(v) any Contract (A) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a value greater than $5,000,000 after the date of this Agreement; or (B) pursuant to which the Company or any of its Subsidiaries will, or has the right to, acquire any ownership interest in any Person (other than any Subsidiary of the Company) after the date of this Agreement;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $5,000,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(vii) any Contract that involves a joint venture;

(viii) any Labor Agreement;

(ix) any Contract that is with (A) each of the 15 largest customers of the Company and its Subsidiaries, taken as a whole (the “Material Customers”) by annual recurring revenue as of January 31, 2025; and (B) each of the 15 largest commercial vendors of the Company and its Subsidiaries, taken as a whole (the “Material Vendors”), by total spend for the 12-month period ended January 31, 2025;

(x) any Contract that is an agreement in settlement of a dispute or Legal Proceeding (including with any Governmental Authority) that imposes material obligations on the Company or any of its Subsidiaries after the date of this Agreement or such Contract that requires the Company or any of its Subsidiaries to pay consideration of more than $2,000,000 after the date of this Agreement;

(xi) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or prohibits the pledging of the capital stock of the Company or any of its Subsidiaries;

(xii) any material Contract with any Governmental Authority; and

(xiii) any Contract that provides for (A) indemnification of any officer, director or employee by the Company, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent; or (B) accelerated vesting in connection with a change of control, including the transactions contemplated hereunder (including as a result of any termination of employment following a change of control, including the transactions contemplated hereunder).

(rrr) “Nasdaq” means The Nasdaq Global Select Market.

(sss) “Order” means any order, judgment, injunction, ruling, decree, award or writ by or of any Governmental Authority.

(ttt) “Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has prevented, materially impaired or materially delayed, or would reasonably be expected to prevent, materially impair or materially delay, the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants pursuant to this Agreement.

(uuu) “Parent Related Parties” means, collectively, (i) Parent, Merger Sub or the Guarantors; and (ii) the former, current and future holders of any equity, controlling persons, Representatives, financing sources, Affiliates (without regard to the last sentence of the definition thereof solely for this purpose), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Guarantors.

(vvv) “Parent Termination Fee” means an amount in cash equal to $82,500,000.

(www) “Permit” means any permits, authorizations, licenses, variances, clearances, consents, commissions, franchises, exemptions and approvals from Governmental Authorities.

(xxx) “Permitted Lien” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens or security interests that are not yet delinquent or that are being contested in good faith and by appropriate proceedings; (iii) third Person leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) entered into in the ordinary course of business under which there exists no material default; (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) zoning, building and other similar codes or restrictions that are not violated in any material respect by the current use or occupancy by the Company or any of its Subsidiaries of the real property subject thereto; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports; (ix) non-exclusive licenses to Company Intellectual Property; (x) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not have a Company Material Adverse Effect; (xi) statutory, common law or contractual liens of landlords under real property leases; (xii) liens or encumbrances imposed on the underlying fee interest in real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries; (xiii) liens imposed by applicable Law (other than Laws in respect of Taxes); and (xiv) liens securing obligations under indebtedness.

(yyy) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(zzz) “Pre-Closing Period” means the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (i) termination of this Agreement pursuant to Article VIII and (ii) Effective Time.

(aaaa) “Registered Intellectual Property” means all (i) Patents; (ii) registered Marks; and (iii) registered Copyrights.

(bbbb) “Related Party” means a Company Related Party or a Parent Related Party, as applicable.

(cccc) “Representatives” means, with respect to any Person, the Affiliates of such Person and its and their respective directors, officers, employees, consultants, agents, representatives and advisors of such Person.

(dddd) “Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under applicable Trade Controls (including Cuba, Iran, North Korea, Syria and prohibited regions of Ukraine including Crimea, the so-called Donetsk People’s Republic (DNR) and the so-called Luhansk People’s Republic (LNR)).

(eeee) “Sanctioned Person” means any Person that is the subject or target of applicable sanctions or restrictions under Trade Controls including: (i) any Person listed on any applicable sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other applicable OFAC, U.S. Department of Commerce Bureau of Industry and Security, U.S. Department of State, United Nations Security Council, European Union, Member State of the European Union or United Kingdom sanctions- or export-related restricted party list; (ii) any Person organized, ordinarily resident, or located in a Sanctioned Country; (iii) the government of a Sanctioned Country or the Government of Venezuela; or (iv) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled, as defined under applicable sanctions, by a Person or Persons described in clause (i).

(ffff) “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

(gggg) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(hhhh) “SEC” means the United States Securities and Exchange Commission.

(iiii) “Securities Act” means the Securities Act of 1933.

(jjjj) “Service Provider” means any current or former employee, officer, consultant, independent contractor, or member of the board of directors of the Company or any of its Subsidiaries.

(kkkk) “Software” means computer programs and applications (whether in source code, object or executable code form and whether or not distributed or provided “as a service”), including firmware, software compilations, software implementations of algorithms, software tool sets, compilers, software implementations of application programming interfaces, software implementations of databases and software development tools.

(llll) “Subsidiary” of any Person means (i) a corporation more than 50 percent of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

(mmmm) “Superior Proposal” means any written Acquisition Proposal on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger ( taking into account (i) any revisions to this Agreement agreed to by Parent prior to the time of such determination; and (ii) those factors and matters deemed relevant in good faith by the Company Board (or any committee thereof), which factors may include the (A) identity of the Person making the proposal; (B) likelihood of consummation in accordance with the terms of such Acquisition Proposal; and (C) legal, financial (including the financing terms), regulatory, timing and other aspects of such Acquisition Proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50 percent.”

(nnnn) “Systems” means the Software, hardware, servers, hosting facilities, systems and other information technology infrastructure and assets used or relied on by or for the benefit of the Company or any of its Subsidiaries.

(oooo) “Tax” means all U.S. federal, state, local, and non-U.S. taxes (including, without limitation, any income, gross receipts, property, sales, use, license, franchise, payroll, withholding, alternative or add-on minimum, estimated, value added, transfer or excise taxes), tariffs, imposts, levies, duties, or other like assessments or charges of any kind whatsoever, in each case, in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts, however denominated, whether disputed or not.

(pppp) “Tax Returns” means all returns, declarations, statements, reports, schedules, forms and information returns, including any attachments thereto or amendments thereof, filed or required to be filed with any Governmental Authority with respect to Taxes.

(qqqq) “Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

(rrrr) “Transaction Documents” means, collectively, the Confidentiality Agreement, the Equity Commitment Letter, the Guarantee, and any other document contemplated by this Agreement or by those agreements, or any document or instrument delivered in connection with this Agreement or those agreements.

(ssss) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries, Affiliates, directors, employees or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, Affiliates, directors or employees, in each case in connection with or arising from the Merger or any other transaction contemplated by this Agreement or the Transaction Documents, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Company Filing or any other communications to the Company Stockholders, in each case other than any Legal Proceedings among the Parties or their respective Affiliates, with the parties to the Equity Commitment Letter or the Debt Financing Sources, related to this Agreement, the Transaction Documents or the Merger, or under applicable Antitrust Law.

(tttt) “Treasury Regulations” means final and temporary regulations issued under the Code.

(uuuu) “UPE” means the “ultimate parent entity” of any party as such term is defined in the HSR Act and its implementing regulations.

(vvvv) “Willful Breach” means, with respect to any covenant or agreement, a breach that is a consequence of an intentional act deliberately undertaken or intentionally omitted to be taken by the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a breach of the relevant covenant or agreement.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternative Acquisition Agreement	5.4(a)
Anti-Bribery Laws	3.22(c)
Certificates	2.10(c)(i)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.4(d)(i)
Company Disclosure Letter	1.4
Company Liability Limitation	8.3(f)(ii)
Company Option	2.8(c)(i)
Company PSU Award	2.8(b)(i)
Company Relevant Persons	3.22(b)
Company RSU Award	2.8(a)(i)
Company SEC Reports	3.9
Company Securities	3.7(b)
Company Stockholder Meeting	6.5(a)
Company Voting Agreements	Recitals
Company Warrant Consideration	2.9
Copyrights	1.1(jjj)
Covenant Exceptions	5.1(a)
Current Purchase Period	2.8(f)
Dissenting Company Shares	2.7(c)(i)
DTC Payment	2.10(d)
Effect	1.1(w)
Effective Time	2.2
Electronic Delivery	9.14
Enforceability Limitations	3.2
Enforcement Expenses	8.3(e)
Equity Commitment Letter	4.11(a)
Equity Financing	4.11(a)
Exchange Fund	2.10(b)
Final Purchase	2.8(f)
Financing Reimbursement Obligations	6.7(f)
Go-Shop Period	5.4(a)
Guarantee	Recitals
Guarantors	Recitals
Haveli Voting Agreement	Recitals
Indemnified Persons	6.11(a)

Term	Section Reference
International Employee Plans	3.19(a)
IP Contracts	3.16(d)
Labor Agreements	3.20(b)
Labor Entities	3.20(b)
Lease	3.14(b)
Leased Real Property	3.14(b)
Marks	1.1(jjj)
Material Customers	1.1(qqq)(ix)
Material Vendors	1.1(qqq)(ix)
Maximum Annual Premium	6.11(c)
Merger	Recitals
Merger Sub	Preamble
New Plans	6.12(c)
No-Shop Period Start Date	5.4(b)
Non-Cooperation Notice	6.7(b)
Notice Period	5.4(e)(ii)(3)
OFAC	1.1(eeee)
Old Plans	6.12(c)
Other Required Company Filing	6.4(e)
Other Required Parent Filing	6.4(f)
Owned Company Shares	2.7(a)(ii)
Parent	Preamble
Party	Preamble
Patents	1.1(jjj)
Payment Agent	2.10(a)
Per Share Price	2.7(a)(iii)
Personal Information	3.17(a)
Privacy and Data Security Requirements	3.17(a)
Processing	3.17
Proxy Statement	6.4(a)
Required Amount	4.11(c)
Required Permits	3.21
Requisite Stockholder Approval	3.4
Restraint	7.1(c)
Security Breach	3.17(b)
Solvent	4.11(d)
Specified Date	8.1(c)
Surviving Corporation	2.1
Tail Policy	6.11(c)
Termination Date	8.1(c)
Trade Secrets	1.1(jjj)
Uncertificated Shares	2.10(c)(ii)
Unvested Company Option	2.8(c)(ii)
Unvested Company PSU Award	2.8(b)(ii)

Term	Section Reference
Unvested Company RSU Award	2.8(a)(ii)
Vested Company Option	2.8(c)(i)
Vested Company Option Consideration	2.8(c)(i)
Vested Company PSU Award	2.8(b)(i)
Vested Company PSU Consideration	2.8(b)(i)
Vested Company RSU Award	2.8(a)(i)
Vested Company RSU Consideration	2.8(a)(i)
Voting Agreements	Recitals
WARN Act	3.21(e)

1.3 Certain Interpretations.

(a) References to this Agreement. Unless the context of this Agreement requires otherwise, (i) when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, that reference is to an Article, Section, Schedule or Exhibit to this Agreement, as applicable, and (ii) references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. References to this Agreement (in this Agreement or any Transaction Document) mean this Agreement as amended, supplemented or otherwise modified from time to time in accordance with Section 9.3.

(b) Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the phrase “the date hereof” means “the date of this Agreement;” and (iii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Threats. Unless the context of this Agreement requires otherwise, the word “threat” or “threatened” will be deemed to be immediately followed by the words “in writing.”

(d) Neither, etc. Not Exclusive. Unless the context of this Agreement requires otherwise, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(e) Extent. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(f) Dollars. When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. All amounts in this Agreement will be paid in Dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than Dollars, the Dollar equivalent for such costs, fees and expenses will be determined by converting such other currency to Dollars at the foreign exchange rates published by Bloomberg or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time that such amount, cost, fee or expense is incurred. If the resulting conversion yields a number that extends beyond two decimal points, it will be rounded to the nearest penny.

(g) Meaning of Terms. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document. References to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions.

(h) References to Persons. References to any Person (including any Party) include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(i) References to Subsidiaries. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(j) Writings. References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(k) Legislation; Contracts. A reference to any specific legislation or to any provision of any legislation includes any amendment, modification, re-enactment or successor thereto, any legislative provision substituted therefor, and all rules, regulations and statutory instruments, applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, all references to any specific legislation or provisions of any legislation will be deemed to refer to such legislation or provision (and all rules, regulations, statutory instruments, applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(l) Accounting Matters. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation; (ii) such item is otherwise specifically set forth on the balance sheet or financial statements; or (iii) such item is specifically set forth on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(m) Headings. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(n) Applicable Time. Unless otherwise indicated, all references to a specific time are to the then-applicable local time in San Francisco, California.

(o) Calculation of Time Periods. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (iii) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless the context of this Agreement otherwise specifies, from and including or through and including such date, respectively.

(p) Nature of Days and Months. Whenever this Agreement refers to a number of days, that number will refer to calendar days unless Business Days are specified. Any reference to a “month” means a calendar month.

(q) Representations Are Not Covenants. Nothing contained in Article III or Article IV may be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 3.27 and Section 4.17 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

(r) Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, the Parties irrevocably waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(s) Summaries. No summary of this Agreement or any Exhibit, Schedule or other document delivered with this Agreement that is prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule or document.

(t) No Admission. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained in this Agreement or in the Company Disclosure Letter will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or materiality.

(u) Nature of Information Disclosed. It is understood and agreed that (i) the specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts (or higher or lower amounts) are or are not material; and (ii) the inclusion of any specific item in the Company Disclosure Letter is not intended to imply that such items are or are not material or are within or outside of the ordinary course of business. In each case, no Party may use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement is or is not material for purposes of this Agreement or whether any obligation, item or matter included in the Company Disclosure Letter is or is not material for purposes of this Agreement or is within or outside of the ordinary course of business.

(v) No Reliance by Others on Representations. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties are not entitled to rely on the representations and warranties in this Agreement as characterizations of facts or circumstances as of the date of this Agreement or as of any other date.

(w) Made Available. The phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used with respect to documents or other information means that such documents or information have been physically or electronically delivered to the relevant Party or its Representatives prior to the date of this Agreement, including by being (i) posted to the virtual data room managed by the Company in connection with the Merger or (ii) filed with or furnished to the SEC and available in its Electronic Data Gathering, Analysis and Retrieval (EDGAR) database.

1.4 Company Disclosure Letter. The information set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) is disclosed under separate Section and subsection references that correspond to the Sections and subsections of this Agreement to which such information relates. The information set forth in each Section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties or covenants of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations, warranties or covenants of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on the face of such disclosure.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue as the surviving corporation of the Merger and a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m. at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304 (or remotely via the electronic exchange of documents), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing; provided, however, that in no event shall the Closing take place prior to September 20, 2025 without the prior written consent of Parent. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as set forth in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.11(a), the Charter as in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth on Exhibit A to this Agreement, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.11(a), the bylaws of the Surviving Corporation will be amended and restated to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (with the name of the Surviving Corporation being “Couchbase, Inc.”), until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers of the Surviving Corporation.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation will be officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed, or until their earlier death, resignation or removal.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and will cease to exist without any conversion thereof or consideration paid in exchange therefor; and

(iii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares, if any) will be automatically converted into the right to receive cash in an amount equal to $24.50, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.12) and subject to Section 2.13.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to fully reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Dissenting Company Shares. Notwithstanding anything to the contrary in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by a holder, or owned by a Person, who has (A) neither voted in favor of the Merger nor consented to the Merger in writing and (B) properly demanded appraisal of such shares of Company Common Stock pursuant to, and in accordance with, Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7 but instead, such holders or other applicable Persons holding or owning the Dissenting Company Shares will be entitled only to such rights as are granted by Section 262 of the DGCL. Such holder or other applicable Person will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL. However, if, after the Effective Time, such holder or other applicable Person fails to perfect, effectively withdraws or waives, or otherwise loses such Person’s right to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL or a court of competent jurisdiction determines that such Person is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price in accordance with this Agreement and will not thereafter be deemed to be Dissenting Company Shares.

(ii) Notification to Parent of Demands for Appraisal. The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of any Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of any Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of any Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of the proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of any Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and may offer comments or suggestions with respect to such demands, but Parent will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.8 Equity Awards.

(a) Company RSUs.

(i) Vested Company RSUs. At the Effective Time, each outstanding restricted stock unit award in respect of Company Common Stock granted pursuant to a Company Equity Plan or otherwise subject solely to time-based vesting (a “Company RSU Award”) under the applicable Company Equity Plan that is vested at the Effective Time (but not yet settled) or that vests as a result of the consummation of transactions contemplated by this Agreement (each, a “Vested Company RSU Award”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash (without interest) equal to (x) the total number of shares of Company Common Stock subject to such Vested Company RSU Award immediately prior to the Effective Time multiplied by (y) the Per Share Price (the “Vested Company RSU Consideration”), less applicable Taxes required to be withheld with respect to such payment.

(ii) Unvested Company RSUs. At the Effective Time, each outstanding Company RSU Award (or portion thereof) that is not a Vested Company RSU Award (an “Unvested Company RSU Award”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Converted Cash Award with respect to an aggregate amount in cash (without interest) equal to (x) the total number of shares of Company Common Stock subject to such Unvested Company RSU Award immediately prior to the Effective Time multiplied by (y) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.8, each such Converted Cash Award assumed and converted pursuant to this Section 2.8(a)(ii) will continue to have, and will be subject to, the same terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Unvested Company RSU Award immediately prior to the Effective Time, except for administrative changes that are not adverse to the holder of the Unvested Company RSU Award.

(b) Company PSUs.

(i) Vested Company PSUs. Prior to the Effective Time, the Company Board (or the compensation committee of the Company Board) will review and certify, if applicable, the achievement of performance criteria applicable to each outstanding restricted stock unit award in respect of Company Common Stock granted pursuant to a Company Equity Plan or otherwise subject to performance-based vesting (a “Company PSU Award”). At the Effective Time, each Company PSU Award (or portion thereof) that is vested at the Effective Time (but not yet settled) or that vests as a result of the consummation of the transactions contemplated by this Agreement (each, a “Vested Company PSU Award”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash (without interest) equal to (x) the total number of shares of Company Common Stock subject to such Vested Company PSU Award immediately prior to the Effective Time (as determined in accordance with the terms of the applicable award agreement) multiplied by (y) the Per Share Price (the “Vested Company PSU Consideration”), less applicable Taxes required to be withheld with respect to such payment.

(ii) Unvested Company PSUs. At the Effective Time, each outstanding Company PSU Award that is not a Vested Company PSU Award (an “Unvested Company PSU Award”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Converted Cash Award with respect to an aggregate amount in cash (without interest) equal to (x) the total number of shares of Company Common Stock subject to such Unvested Company PSU Award immediately prior to the Effective Time (as determined in accordance with the applicable award agreement) multiplied by (y) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.8, each such Converted Cash Award assumed and converted pursuant to this Section 2.8(b)(ii) will vest on the first to occur following the Closing of March 15, June 15, September 15 or December 15, subject to the holder of such Converted Cash Award continuing to provide services to Parent, the Surviving Corporation, or one of their Affiliates through the applicable vesting date, subject to any other terms and conditions (excluding performance-based vesting conditions but including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Unvested Company PSU Award immediately prior to the Effective Time, except for administrative changes that are not adverse to the holder of the Unvested Company PSU Award.

(c) Company Options.

(i) Vested Company Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock granted pursuant to a Company Equity Plan or otherwise (a “Company Option”) that is vested at the Effective Time (a “Vested Company Option”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash equal to (x) the total number of shares of Company Common Stock subject to the Vested Company Option multiplied by (y) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock under such Vested Company Option (the “Vested Company Option Consideration”), less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Vested Company Option (whether vested or unvested) that has a per Share exercise price that is greater than or equal to the Per Share Price will be cancelled at the Effective Time for no consideration or payment.

(ii) Unvested Company Options. At the Effective Time, each outstanding Company Option that is not a Vested Company Option (an “Unvested Company Option”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive from Parent or the Surviving Corporation a Converted Cash Award equal to (x) the total number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock under such Unvested Company Option, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.8, each such Converted Cash Award assumed and converted pursuant to this Section 2.8(c)(ii) will continue to have, and will be subject to, the same terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Company Option immediately prior to the Effective Time, except for administrative changes that are not adverse to the holder of the Unvested Company Option. For the avoidance of doubt, any Unvested Company Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Per Share Price will be cancelled at the Effective Time for no consideration or payment and without further action on the part of any Person.

(d) Payment Procedures. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Company (or, if requested by the Company, any applicable Subsidiary of the Company or the Company’s stock administrator), by wire transfer of immediately available funds, the applicable portion of the aggregate (i) Vested Company RSU Consideration, (ii) Vested Company PSU Consideration, and (iii) Vested Company Option Consideration. As promptly as reasonably practicable following the Closing Date, but in no event later than the second regularly scheduled payroll date following the Closing Date, the applicable former holders of Vested Company RSUs, Vested Company PSUs and Vested Company Options will receive a payment from the Surviving Corporation or its applicable Subsidiaries, through its payroll system, payroll provider or stock administrator, as applicable, of the Vested Company RSU Consideration, Vested Company PSU Consideration and Vested Company Option Consideration required to be paid to such former holders pursuant to this Section 2.8. The Surviving Corporation will pay (or cause to be paid, including through its applicable Subsidiaries) any portion of a Converted Cash Award that vests to the applicable holder thereof no later than the second regularly scheduled payroll date following the date on which such portion vests (but in no event later than December 31 of the year in which the Converted Cash Award vested).

(e) Necessary Further Actions. The Company Board will pass resolutions to provide for the treatment of Company Equity-Based Awards as provided in this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act) and the termination of all Company Equity Plans, effective as of and contingent upon the Effective Time.

(f) Treatment of Employee Stock Purchase Plan. Prior to the Effective Time, the Company Board will pass resolutions and take other actions as may be reasonably required to provide (i) that with respect to any purchase period under the ESPP in effect as of the date of this Agreement (each, a “Current Purchase Period”), no participant may (x) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect as of the date of this Agreement or (y) make separate non-payroll contributions to the ESPP on or following the date of this Agreement, except as may be required by applicable Law, (ii) that any individual who is not participating in the ESPP with respect to any Current Purchase Period as of the date of this Agreement shall not be allowed to commence participation in the ESPP following the date of this Agreement, and (iii) that no new offering or purchase period shall be commenced under the ESPP following the date of this Agreement (such that any Current Purchase Periods shall be the final purchase periods under the ESPP). Further, if the applicable purchase date with respect to a Current Purchase Period would otherwise occur on or after the Effective Time, the Company Board will pass resolutions and take other actions as may be reasonably required to provide (i) that the last day of any Current Purchase Period shall be accelerated to a specified trading day (determined by the Company) occurring no later than five Business Days prior to the Closing Date and the final purchase of shares of Company Common Stock thereunder (the “Final Purchase”) shall be made on that day, and (ii) for any adjustments that may be necessary or advisable to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP. If any Current Purchase Period is shortened pursuant to the preceding sentence, then the Company shall, or shall cause the Administrator (as defined in the ESPP) to, notify each participant in writing or electronically prior to the Final Purchase, that the exercise date for the participant’s option has been changed to the date of the Final Purchase and that the Participant’s option will be exercised automatically on the date of the Final Purchase. On the date of the Final Purchase, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP and shall return any funds remaining in a participant’s account after the Final Purchase to such participant. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the ESPP.

2.9 Effect on Company Warrants.

(a) Warrants. At the Effective Time, each outstanding Company Warrant will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash equal to (x) the total number of shares of Company Common Stock subject to the Company Warrant multiplied by (y) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock under such Company Warrant (the “Company Warrant Consideration”).

(b) Payment Procedures. Parent shall pay, or cause to be paid, subject to Section 2.13, the applicable Company Warrant Consideration to each holder of the applicable Company Warrant in accordance with and subject to the terms and conditions of the applicable Company Warrant.

2.10 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock and the holders of Company Warrants pursuant to Section 2.7 and Section 2.9, respectively, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock and holders of Company Warrants become entitled pursuant to Section 2.7 and Section 2.9, respectively. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, then Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Exchange and Payment Procedures.

(i) Certificated Shares. Promptly following the Effective Time (and in any event within one Business Day), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7, (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent (or affidavit of loss in lieu of a Certificate as provided in Section 2.12)); and (B) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable in respect thereof pursuant to Section 2.7. Upon surrender to the Payment Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.12) for cancellation, together with such letter of transmittal, duly completed and validly executed, in accordance with the terms of such materials and instructions, the holder of such Certificate will be entitled to receive in exchange for the number of shares represented by such Certificate (and Parent will cause the Payment Agent to pay and deliver in exchange therefor as promptly as practicable) an amount in cash (less any applicable withholding Taxes required to be withheld in respect thereof) equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such Certificate by (2) the Per Share Price. The Certificate so surrendered will be cancelled. The Payment Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of Certificates on the amount payable upon the surrender of such Certificates pursuant to this Section 2.10(c)(i). Until so surrendered, the Certificates will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7.

(ii) Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, any holder of shares of Company Common Stock held in book-entry form (the “Uncertificated Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent to receive the consideration payable in respect thereof pursuant to Section 2.7. In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share that immediately prior to the Effective Time represented an outstanding share of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7 will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request) at the Effective Time, be entitled to receive (and Parent will cause the Payment Agent to pay and deliver as promptly as practicable) an amount in cash (less any applicable withholding Taxes required to be withheld in respect thereof) equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (B) the Per Share Price. The Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of Uncertificated Shares on the amount payable upon the surrender of such Uncertificated Shares pursuant to this Section 2.10(c)(ii). Until so surrendered, Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and DTC with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the product obtained by multiplying (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the aggregate consideration payable pursuant to Section 2.7 may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the consideration payable with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f) Escheat. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a Company Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Uncertificated Shares have not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, then any such cash in respect of such Certificate or Uncertificated Share will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look solely to Parent for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7.

2.11 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares previously representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 2.7 (or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c)). The consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.10(c)) be cancelled and exchanged as provided in this Article II.

2.12 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.13 Required Withholding. Each of the Payment Agent, Parent, the Company, and the Surviving Corporation and any Subsidiary of Parent, the Company or the Surviving Corporation, will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any applicable Laws related to Taxes. To the extent that such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.14 Necessary Further Actions. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with the full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation and Parent will be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the Company SEC Reports (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature); or (b) as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties and assets owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company is not in violation of the Charter or the Bylaws.

3.2 Corporate Power; Enforceability. Assuming that the representations and warranties of Parent and Merger Sub in Section 4.7 are true and correct, (a) the Company has the requisite corporate power and authority to (i) execute and deliver this Agreement and any Transaction Documents to which it is a party; (ii) perform its covenants under this Agreement and any Transaction Documents to which it is a party; and (iii) subject to receiving the Requisite Stockholder Approval, consummate the Merger; and (b) the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants under this Agreement, and, subject to receiving the Requisite Stockholder Approval, the consummation of the Merger have each been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been (and any Transaction Document to which the Company is a party will be) duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub (or with respect to the Transaction Documents, the other signatories thereto), constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (the “Enforceability Limitations”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board has, by a unanimous vote of the directors present and voting, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants in this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement; (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at a meeting of the Company Stockholders; and (v) resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL (clause (v), the “Company Board Recommendation”).

(b) Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other factors set forth therein, the Per Share Price to be received by the holders of shares of the Company Common Stock (other than the holders of the Owned Company Shares, any other affiliates of Parent that hold shares of the Company Common Stock and the holders of the Dissenting Company Shares) pursuant to this Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock. A written copy of such opinion will be provided promptly after the execution of this Agreement (on a confidential basis and solely for informational purposes) to Parent by the Company (it being understood and agreed that such opinion is for the benefit of the Company Board only and may not be relied upon by Parent or Merger Sub).

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.7 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger.

3.4 Requisite Stockholder Approval. Assuming that the representations and warranties of Parent and Merger Sub in Section 4.7 are true and correct, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock (voting together as a single class) entitled to vote to adopt this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is required pursuant to applicable Law, the Charter or the Bylaws to consummate the Merger.

3.5 Non-Contravention. Assuming that the representations and warranties of Parent and Merger Sub in Section 4.7 are true and correct, the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants under this Agreement, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval and assuming that the representations and warranties of Parent and Merger Sub in Section 4.7 are true and correct, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

3.6 Requisite Governmental Approvals. No Consent, authorization of, filing or registration with, or notification to any Governmental Authority is required on the part of the Company in connection with the (a) execution and delivery of this Agreement by the Company; (b) performance by the Company of its covenants pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act or any applicable foreign Antitrust Laws; (iv) compliance with any notification and approval requirements under any Foreign Direct Investment Laws; and (v) such other Consents, authorizations of, filing or registration with, or notification to any Governmental Authority the failure of which to be made or obtained, as applicable, would not have a Company Material Adverse Effect.

3.7 Company Capitalization.

(a) Capital Stock and Related Matters.

(i) Authorized Capital Stock and Stock Reservation. The authorized capital stock of the Company consists of (A) 1,000,000,000 shares of Company Common Stock; and (B) 200,000,000 shares of Company Preferred Stock. As of the Capitalization Date, (1) the Company has reserved 14,218,499 shares of Company Common Stock for issuance pursuant to the Company Equity Plans, including those shares reserved for maximum achievement of defined performance metrics with respect to certain Company Equity-Based Awards; and (2) 1,870,816 shares of Company Common Stock were issuable pursuant to the ESPP.

(ii) Current Capitalization. As of the Capitalization Date, (A) 54,838,453 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; (C) Company RSUs covering 4,292,727 shares of Company Common Stock were outstanding; (D) Company PSUs covering 568,469 shares of Company Common Stock were outstanding, assuming maximum achievement of the applicable performance metrics for all uncompleted measurement periods; (E) Company Options to acquire 3,645,487 shares of Company Common Stock with an exercise price per share less than the Per Share Price were outstanding; and (F) Company Warrants representing the right to acquire up to 105,350 shares of Company Common Stock were outstanding.

(iii) Company Equity-Based Awards. The Company has made available a true and complete list, as of the Capitalization Date, of (i) each Company Equity-Based Award; (ii) the name of the Company Equity-Based Award holder (to the extent permissible under applicable Law); (iii) the number of shares of Company Common Stock underlying each Company Equity-Based Award (assuming target level of achievement for any award of Company PSU); (iv) the date on which the Company Equity-Based Award was granted; (v) the Company Equity Plan under which the Company Equity-Based Award was granted; (vi) the vesting schedule with respect to the Company Equity-Based Award, including any right of acceleration of such vesting schedule; (vii) the exercise price per share of each Company Equity-Based Award, if applicable; and (viii) the expiration date of each Company Equity-Based Award, if applicable.

(iv) Validity; No Other Issuances. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Capitalization Date until the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise, vesting, or settlement of Company Equity-Based Awards or Company Warrants granted prior to the date of this Agreement.

(b) No Other Company Securities. Except as set forth in this Section 3.7, as of the Capitalization Date there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); and (vi) no other obligations by the Company to make any payments based on the price or value of any Company Securities. Subject to the terms of the Charter, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.

(c) No Voting Rights. Except as set forth in this Section 3.7, as of the Capitalization Date there were (i) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; and (ii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound.

(d) No Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8 Subsidiaries.

(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization or formation of each Subsidiary of the Company as of the date of this Agreement. Each Subsidiary of the Company (i) is duly organized or formed, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization or formation (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate or entity power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing or have such requisite corporate or entity power and authority would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights; and (ii) except for director’s qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.

(c) No Other Interests in Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire or redeem from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

3.9 Company SEC Reports. The Company has timely filed with or furnished to the SEC all schedules, registration statements, prospectuses, forms, reports and documents that have been required to be filed by it pursuant to applicable Laws since July 22, 2021, and prior to the date of this Agreement (such forms, reports and documents, the “Company SEC Reports”). Each Company SEC Report complied as to form, as of its filing date, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. As of the date of this Agreement, none of the Company SEC Reports is, to the Company’s Knowledge, the subject of ongoing SEC review.

3.10 Company Financial Statements; Internal Controls.

(a) Company Financial Statements. The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. No independent auditor has withdrawn, or has advised the Company or its Subsidiaries in writing that it intends to withdraw, its audit opinion with respect to any financial statements contained in any of the Company’s filings with the SEC. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended January 31, 2025, and such assessment concluded that such system was effective. The Company’s independent registered public accounting firm has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of January 31, 2025. Since January 31, 2025, and through the date of this Agreement, to the Knowledge of the Company, no events have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ending January 31, 2025, and conclude, after such assessment, that such system was effective. Since the Lookback Date, the principal executive officer and principal financial officer of the Company have each made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are effective in all material respects in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness (each as defined in Rule 13a-15(f) of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (B) any fraud that has not been subsequently remediated that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business since the date of the Audited Company Balance Sheet; (d) arising in connection with obligations under any executory Contract (except to the extent such liabilities arose or resulted from a breach or a default of such Contract); or (e) that would not have a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) No Company Material Adverse Effect. Since the date of the Audited Company Balance Sheet through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

(b) Forbearance. Since the date of the Audited Company Balance Sheet through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business, in all material respects; and (ii) the Company has not taken any action that, if taken or proposed to be taken after the date of this Agreement, would be prohibited by Section 5.2(a), Section 5.2(b), Section 5.2(d), Section 5.2(e), Section 5.2(f), Section 5.2(g), Section 5.2(h), Section 5.2(k) or Section 5.2(n) (with respect to any of the foregoing).

3.13 Material Contracts.

(a) Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement (other than any Material Contracts which have otherwise been made available pursuant to the Company SEC Reports, including as contemplated by clause (i) of the definition of “Material Contract”), and, a true, correct and complete copy of each Material Contract has been made available to Parent, or has been publicly made available on EDGAR (expressly excluding purchase orders and acknowledgements, and similar documents).

(b) Validity. (i) Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and, to the Knowledge of the Company, on the other party or parties thereto, and is in full force and effect, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect; and (ii) none of the Company, any of its Subsidiaries party thereto nor, to the Knowledge of the Company, any other party thereto, is in breach of or default pursuant to any Material Contract, and no event has occurred that would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries have received written notice that such other party intends to terminate, not to renew, renegotiate in any material respects the terms of any such Material Contract, except for such notices to terminate, fail to renew or renegotiate that would not have a Company Material Adverse Effect.

3.14 Real Property.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries has ever owned any real property.

(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies, or has such right, now or in the future, any real property in excess of 20,000 square feet (such property, the “Leased Real Property,” and each such lease, sublease, license, use or other occupancy agreement, together with all amendments, guarantees, and other supplements, each a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications and amendments thereto). Except as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens); (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach of or default pursuant to any Lease, nor does there exist a fact or circumstance that, with the passing of time or the giving of notice, would become a breach or default pursuant to any Lease or permit the termination, modification or acceleration of rent under such Lease; (iii) each Lease is legal, valid, binding, enforceable and in full force and effect, except as such enforceability may be limited by the Enforceability Limitations; (iv) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any material portion of such Leased Real Property; and (v) the Company has not collaterally assigned or granted any other security interest in any such Lease or any interest therein.

3.15 Environmental Matters. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (a) has failed to comply with any Environmental Law; (b) has received any written notice alleging that the Company or any Subsidiary has violated any applicable Environmental Law; (c) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released, disposed, or owned or operated any property or facility contaminated by any Hazardous Substances so as to give rise to any liability (contingent or otherwise) pursuant to any applicable Environmental Law; (d) has exposed any person to Hazardous Substances so as to give rise to any liability pursuant to any applicable Environmental Law; or (e) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding that is (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation of Hazardous Substances pursuant to any Environmental Law.

3.16 Intellectual Property.

(a) Registered Intellectual Property. Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Registered Intellectual Property as of the date of this Agreement. As of the date of this Agreement, the Company and its Subsidiaries have maintained all material Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices, and have used reasonable business judgement in its prosecution, maintenance, and abandonment of Company Registered Intellectual Property. The material Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) Ownership. The Company and its Subsidiaries solely and exclusively own all right, title, and interest, free and clear of all encumbrances other than Permitted Liens, in and to the material Company Intellectual Property. There are no restrictions on the Company or its Subsidiaries’ right to sell any product or service of the Company or any of its Subsidiaries, or to use, transfer or license any Company Intellectual Property, except for any such prohibitions or restrictions that would not have a Company Material Adverse Effect.

(c) No Order. No Company Intellectual Property is subject to any Legal Proceeding or outstanding order against the Company or any of its Subsidiaries, in effect as of the date of this Agreement, prohibiting or restricting the Company or any of its Subsidiaries from using, transferring, or licensing thereof, except for any such prohibitions or restrictions that would not have a Company Material Adverse Effect.

(d) IP Contracts. Section 3.16(d) of the Company Disclosure Letter sets forth a complete and accurate list of material Contracts in effect as of the date of this Agreement pursuant to which:

(i) the Company or any of its Subsidiaries has granted a license or other right to a third Person under any material Company Intellectual Property, other than (A) any non-disclosure agreements and rights to use feedback, (B) non-exclusive licenses granted by the Company in the ordinary course of business; and (C) non-exclusive licenses authorizing limited use of brand materials or other Intellectual Property Rights that are incidental to the primary purpose of the Contract;

(ii) a third Person has licensed or granted any other right to any Intellectual Property Rights to the Company or any of its Subsidiaries that is material to the operation of the business of the Company or any of its Subsidiaries, taken as a whole, excluding, in each case, any (A) non-disclosure agreements and rights to use feedback; (B) non-exclusive licenses or related services Contracts for commercially available technology, Software (including software-as-a-service) or Intellectual Property Rights; (C) any licenses to Software and materials licensed as open-source, public-source or freeware; (D) Contracts with Service Providers for the assignment of, or license to, any Intellectual Property Rights; and (E) non-exclusive licenses authorizing limited use of brand materials or other Intellectual Property Rights that are incidental to the primary purpose of the Contract; or

(iii) any settlement, co-existence, or covenant not to sue Contract to which the Company or any of its Subsidiaries is a party that materially limits the Company’s rights and ability to exploit the Company Intellectual Property (all such Contracts that are, or are required to be, listed under clauses (i), (ii) or (iii) of this Section 3.16(d), the “IP Contracts”).

(e) No Infringement. To the Knowledge of the Company, as of the date of this Agreement, the operation of any of the businesses of the Company or its Subsidiaries does not infringe or misappropriate, or has since the Lookback Date infringed or misappropriated, the Intellectual Property Rights of any third Person, except where such infringement or misappropriation would not have a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement, this Section 3.16(e) and Section 3.16(f) contain the only representations or warranties made by the Company with respect to infringement or misappropriation of Intellectual Property Rights of any third Person.

(f) No Notice of Infringement. Since the Lookback Date, neither the Company nor any of its Subsidiaries has received written notice from any third Person alleging that the Company’s or any of its Subsidiaries’ products or services or the operation of any of their businesses infringes or misappropriates the Intellectual Property Rights of any third Person in a manner that has or could reasonably be expected to result in a Company Material Adverse Effect to the Company, or challenging the validity or enforceability of any material Company Intellectual Property. Since the Lookback Date, neither the Company nor any of its Subsidiaries has made or asserted any written notice alleging infringement or misappropriation of any Company Intellectual Property or challenging the validity or enforceability of any Intellectual Property Rights of any third Person.

(g) Employee Agreements; Confidentiality. All of the current and former employees of the Company and its Subsidiaries who have contributed to or participated in the conception or development of any material Company Intellectual Property have entered into proprietary rights agreements with the Company or a Subsidiary in which they have, subject to limitations of applicable Law, assigned or vested ownership of all their rights in such Intellectual Property Rights to the Company or the Subsidiary and have agreed to maintain the confidentiality of such Intellectual Property Rights. Neither the Company nor any of its Subsidiaries has been a member or promoter of, or contributor to, any industry standards body or similar organization that requires or obligates the Company or any of its Subsidiaries to grant or offer to any third party any license or right to any Company Intellectual Property. The Company and its Subsidiaries have taken reasonable steps to safeguard and maintain the secrecy of material confidential and proprietary information of or third-party data in the possession or under the control of, the Company or any of its Subsidiaries. Without limiting the foregoing, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has disclosed any material confidential and proprietary information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction, and disclosure.

(h) Source Code Escrow. Except for Company Software which the Company makes available under the terms of an open source license in the ordinary course of business, neither the Company nor any of its Subsidiaries has disclosed, licensed, made available, or delivered, or has a present or future obligation to, disclose, license, make available or deliver to any escrow agent or other Person any of the material source code for any Company Software (except such a Person that is a third-party service provider obligated in writing to (i) maintain the confidentiality of, and not disclose, such source code and (ii) use such source code only in the provision of services to the Company or any of its Subsidiaries), and, as of the date of this Agreement, no event has occurred that would legally require the Company or any of its Subsidiaries to do any of the foregoing. Neither this Agreement nor the consummation of the Merger will result in the disclosure, license, or making available or delivery to a third party of any material source code included in the Company Software (including any release from escrow of any such source code).

(i) Open Source Software. The Company and its Subsidiaries have not linked to, combined with, incorporated into or otherwise used open source software made available by a third Person in any manner that, with respect to any Company Software, (i) requires its disclosure or distribution in source code form; (ii) requires the licensing thereof for the purpose of making derivative works; or (iii) imposes any restriction on the consideration to be charged for the distribution thereof, in each case in a manner that would cause a Company Material Adverse Effect. With respect to any open source software that is incorporated or embedded into, linked or called by, or otherwise used in the Company Software, the Company or the applicable Subsidiary is in compliance with all applicable agreements with respect thereto, except for any such non-compliance that would not have a Company Material Adverse Effect.

(j) Information Technology. To the Knowledge of the Company, the Systems are (i) free from any material defect, bug, viruses, worms, Trojan horses, or such code or programs or malicious code and (ii) in all material respects, functional and operate and run in a reasonable and efficient business manner to permit continued operation of the business of the Company in the ordinary course of business.

(k) Company Software. There are no, and since the Lookback Date have been no, material defects, technical concerns, or errors in any of the Company Software that would prevent the same from performing substantially in accordance with the publicly available documentation that accompanies such Company Software products.

3.17 Privacy and Security.

(a) Privacy. Except as would not have a Company Material Adverse Effect, the Company’s and each of its Subsidiaries’ collection, use, disclosure and other processing (collectively, “Processing”) of any information defined as “personal data,” “personal information,” or any equivalent term under applicable Privacy and Data Security Requirements (“Personal Information”) is and since the Lookback Date has been, in compliance with (i) the Company’s and each of its Subsidiaries’ written policies, (ii) requirements of Contracts to which the Company or any of its Subsidiaries is a party, (iii) all applicable Laws, and (iv) any applicable industry standard binding on the Company or any of its Subsidiaries or with which they have represented compliance, in each case of (i), (ii), (iii) and (iv), relating to privacy, data security or the Processing of Personal Information (collectively, “Privacy and Data Security Requirements”). Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has since the Lookback Date received any notice, claim, complaint, or other communication from any Person, or, to the Knowledge of the Company, been subject to any investigation by any Governmental Authority for any alleged violation of Privacy and Data Security Requirements.

(b) Security. The Company and each of its Subsidiaries maintains commercially reasonable policies and measures designed to protect Personal Information in its possession or control from unauthorized or unlawful access, use, destruction, damage, disclosure, loss, corruption, alteration or acquisition. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has since the Lookback Date (i) suffered any security incident or data breach that has resulted in any unauthorized or unlawful access to, or destruction, damage, disclosure, loss, corruption, alteration, acquisition, or use of, any Personal Information in its possession or control (“Security Breach”), or (ii) notified or been required under Privacy and Data Security Requirements to notify any Person regarding any Security Breach.

3.18 Tax Matters.

(a) Tax Returns, Payments and Reserves. The Company and each of its Subsidiaries have (i) timely filed (taking into account valid extensions) all income and other material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects; and (ii) timely paid all material Taxes that are due and owing (whether or not shown on any Tax Return). The most recent financial statements contained in the Company SEC Reports reflect a reserve in accordance with GAAP for all material Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements.

(b) No Waivers. Neither the Company nor any of its Subsidiaries has executed or agreed in writing to any waiver, of any statute of limitations on, or extended the period for the assessment or collection of, any material amount of Tax, in each case that has not since expired (other than any such extensions of time to file Tax Returns or pay Taxes that are granted automatically by an applicable Governmental Authority), nor is any written request for any such waiver or extension outstanding.

(c) Withholding Taxes. The Company and each of its Subsidiaries (i) has withheld with respect to their employees and other Persons all material amounts of U.S. federal and state income Taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be withheld; and (ii) to the extent required by applicable Law, has timely paid over any amounts so withheld to the appropriate Governmental Authority.

(d) No Audits. No audits or other examinations or other proceedings with respect to a material amount of Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing and have not been resolved. Within the past five years, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction. There are no written requests for rulings or determinations in respect of any Tax pending between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand.

(e) No Spin-offs. During the two years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(f) No Listed Transactions. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as set forth in Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(g) No Tax Agreements. Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation (A) entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes or (B) solely by and among any of the Company and its Subsidiaries; (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, or otherwise by operation of law; or (iii) has been a member of an Affiliated Group filing a combined, consolidated, unitary or other similar Tax Return (other than an Affiliated Group the common parent of which is the Company).

(h) No Tax Liens. There are no liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(i) No Post-Closing Date Income Inclusions. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction entered into on or prior to the Closing Date, (ii) any accounting method change or agreement with any Governmental Authority filed or made on or prior to the Closing Date, (iii) any prepaid amount or deferred revenue received on or prior to the Closing outside the ordinary course of business, (iv) any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Tax law), or (v) any gain recognition agreement or closing agreement under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date.

3.19 Employee Plans.

(a) Company Benefit Plans. Section 3.19(a) of the Company Disclosure Letter lists each material Company Benefit Plan (excluding (A) at-will offer letters or agreements made on the Company’s standard forms made available to Parent, in each case that do not provide for severance, retention or change of control pay or benefits; and (B) Company Equity-Based Awards made on the Company’s standard forms that do not materially deviate from such forms) as of the date of this Agreement. With respect to each material Company Benefit Plan other than an International Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Company Benefit Plan; (ii) the most recent determination letter, if any, from the IRS for any Company Benefit Plan that is intended to qualify pursuant to Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions; (iv) any related trust agreements; and (v) any material notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Company Benefit Plan since the Lookback Date. With respect to each material Company Benefit Plan that is maintained primarily for the benefit of any Service Provider whose primary work location is based outside of the United States (the “International Employee Plans”), to the extent applicable, the Company has made available to Parent true, correct and complete copies of (1) the plan document or a summary thereof; (2) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such International Employee Plan; and (3) any document comparable to the determination letter referenced pursuant to clause (ii) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable tax treatment.

(b) Absence of Certain Plans. No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has, within the last six years, maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, or otherwise has any liability or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) a defined benefit pension plan or plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries (i) is or has at any time been an “employer” or is or within the last six years has been “connected with” or an “associate of” an “employer” (as those terms are used in the U.K. Pensions Act 2004) of a U.K. pension scheme or arrangement that provides benefits which are calculated on a defined benefit basis; or (ii) has been or is being prosecuted under sections 58A and/or 58B of the United Kingdom Pensions Act 2004 or has been or is being required to pay a financial penalty under 58C and/or 58D of the United Kingdom Pensions Act 2004 and there are no circumstances that would cause the Company or any of its Subsidiaries (or any of their respective directors, officers or employees) to be at risk of such prosecution or financial penalties.

(c) Compliance. Except as would not have a Company Material Adverse Effect, each Company Benefit Plan has been established, maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.

(d) Company Benefit Plan Legal Proceedings. Except as would not have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Benefit Plan, the assets of any trust pursuant to any Company Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any Company Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e) No Prohibited Transactions. Except as would not have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Company Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Company Benefit Plan, or for which the Company or any of its Subsidiaries has any indemnification obligation.

(f) No Post-Termination Welfare Benefit Plan. Except as would not have a Company Material Adverse Effect, neither the Company nor any ERISA Affiliate provides or has any obligation to provide post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(g) Effect of Transaction. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any compensatory payment or benefit becoming due, or increase the amount of any such payment or benefit, to any Service Provider; or (ii) result in the acceleration of the time of payment, funding, forgiveness of indebtedness or vesting of any payment or benefits to any Service Provider.

(h) Section 280G. Except as would not have a Company Material Adverse Effect, no payment or benefit that will be made by the Company or any Subsidiary as a result of the Merger will be characterized as a parachute payment within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to compensate or reimburse any Service Provider for any Taxes incurred by such Service Provider under Sections 409A or 4999 of the Code.

(i) Section 409A. Except as would not have a Company Material Adverse Effect, each Company Benefit Plan has been documented and operated in compliance with, or pursuant to an exemption from, Section 409A of the Code.

(j) International Employee Plans. Except as would not have a Company Material Adverse Effect, each International Employee Plan has, since the Lookback Date, been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any applicable Laws. No International Employee Plan has material unfunded liabilities that as of the Effective Time (according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such International Employee Plan) will not be fully accrued for in its financial statements or fully offset by insurance.

(k) U.K. Defined Benefit Pension Liabilities. No current or former employee of the Company or any of its Subsidiaries has previously transferred to the Company or any of its Subsidiaries pursuant to TUPE who at any time prior to such transfer was a member of a U.K. pension plan providing any benefits which are calculated on a defined benefit basis, in circumstances where the Company or any of its Subsidiaries has (or would reasonably be expected to have) inherited any obligation (whether contingent or otherwise) to fund, or otherwise meet the cost of, any enhanced early retirement or redundancy benefits, which are derived from such former employer’s pension plan.

3.20 Labor Matters.

(a) Service Providers. The Company has provided a materially true and complete list of all current employees and independent contractors as of June 18, 2025.

(b) Union Activities. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, labor union contract or trade union agreement (collectively, “Labor Agreements”). To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union (collectively, “Labor Entities”) to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. No Labor Agreement is being negotiated by the Company or any of its Subsidiaries. To the Knowledge of the Company, there is no strike, lockout, or other material job action against the Company or any of its Subsidiaries pending or threatened directly against the Company or any of its Subsidiaries.

(c) Employment Law Compliance. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been since the Lookback Date, in compliance with applicable Laws and Orders with respect to employment (including applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining).

(d) Employment Actions. Since January 1, 2024, to the Knowledge of the Company, (i) no material allegations of sexual misconduct have been made or threatened by or against any current or former officer, director, manager, or executive of the Company or its Subsidiaries, and (ii) the Company and its Subsidiaries have reasonably investigated all allegations of unlawful harassment by or against any Service Provider in connection with their engagement with the Company of which such Company or Subsidiary is or was aware.

3.21 Permits. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of the Company and its Subsidiaries as currently conducted (such Permits, the “Required Permits”). Except as would not have a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with the terms of the Required Permits; and (b) no suspension or cancellation of any of the Required Permits is pending or, to the Knowledge of the Company, threatened.

3.22 Compliance with Laws.

(a) General Compliance. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written communication since the Lookback Date from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in material compliance with or is in material default or material violation of any applicable Laws.

(b) Sanctions and Trade Controls. Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf and at the direction of the Company or any of its Subsidiaries (“Company Relevant Persons”), is currently, or since April 24, 2019, has been: (i) a Sanctioned Person, (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in violation of Sanctions or Trade Controls, or (iii) otherwise in violation of applicable Sanctions or Trade Controls.

(c) Anti-Bribery Laws. Since the Lookback Date, the Company and each of its Subsidiaries, including each of their respective directors, officers or employees, and, to the Knowledge of the Company, the Company Relevant Persons have not, while acting on behalf of the Company or its Subsidiaries, directly or indirectly, (i) committed a violation of the FCPA or any other U.S. or non-U.S. Laws relating to the prevention of corruption, money laundering, or bribery (“Anti-Bribery Laws”); or (ii) provided, accepted, given, received, offered, promised, or authorized or agreed to give or receive anything of value to or from any Person, including any “foreign official” (as defined by the FCPA), to unlawfully obtain business, or direct business to any person, or secure an advantage, in each case in violation of Anti-Bribery Laws. At all times since the Lookback Date, the Company and each of its Subsidiaries have made and kept books, records, and accounts, which, in reasonable detail, accurately and fairly reflect their respective transactions and dispositions of assets, and have devised and maintained a system of internal accounting controls that are reasonably tailored to the Company’s size, complexity, operations, business lines, geographic footprint, and business model and designed to provide reasonable assurances that the Company complies with the FCPA.

(d) Anti-Bribery, Sanctions and Trade Controls Compliance. To the Knowledge of the Company, there is no current investigation, allegation, request for information, or other inquiry by any Governmental Authority regarding the actual or possible violation of Sanctions, Trade Control Laws or Anti-Bribery Laws by the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has, within the last five years, received from any Governmental Authority or other Person any written notice, inquiry, request for information or other allegation stating that the Company or any of its Subsidiaries is the subject or target of an investigation, or made any disclosure to a Governmental Authority, in each case, related to violations by the Company or any of its Subsidiaries of Anti-Bribery Laws since the Lookback Date, or in each case related to violations by the Company or any of its Subsidiaries of Sanctions Laws and Trade Controls Laws since April 24, 2019.

(e) Exclusions. No representation or warranty is made in this Section 3.22 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10; (b) compliance with Environmental Laws, which is exclusively addressed by Section 3.15; (c) compliance with Privacy and Data Security Requirements, or matters pertaining to privacy, security, or Personal Information, which are exclusively addressed by Section 3.17; (d) compliance with Tax Laws, which is exclusively addressed by Section 3.18 and Section 3.19 (to the extent related to Taxes); (e) compliance with ERISA and other applicable Laws relating to employees and employee benefits, which is exclusively addressed by Section 3.18, Section 3.19 and Section 3.20; or (f) compliance with employment or labor laws, which is exclusively addressed by Section 3.20.

3.23 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as would not have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, as of the date of this Agreement, against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such.

(b) No Orders. Neither the Company nor any of its Subsidiaries is subject to any Order that would reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants pursuant to this Agreement.

3.24 Insurance.

(a) Policies and Programs. Except as would not have a Company Material Adverse Effect, each of the insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries is in full force and effect.

(b) No Cancellation. As of the date of this Agreement, except as would not have a Company Material Adverse Effect, since the Lookback Date, neither the Company nor any of its Subsidiaries have received any written notice regarding any cancellation or invalidation of any such insurance policy other than in connection with ordinary renewals.

3.25 Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders that have not been so disclosed.

3.26 Brokers. Except for the Company Financial Advisor, there is no financial advisor, investment banker, broker, finder, agent or other similar Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger.

3.27 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any Transaction Document:

(i) none of Parent, Merger Sub or any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent or Merger Sub, their Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by Parent or Merger Sub, any of their Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Merger Sub, their respective Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent or Merger Sub, any of their respective Subsidiaries or any of their Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by Parent or Merger Sub in this Agreement and in any Transaction Document are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any Transaction Document, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or Representatives, in connection with presentations by or discussions with Parent’s or the Guarantors’ management whether prior to or after the date of this Agreement or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization or formation; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub has been formed solely for the purpose of engaging in the Merger and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than incidental to its formation. All of the issued and outstanding shares of stock of Merger Sub are, and at the Effective Time will be, owned by Parent.

(c) Organizational Documents. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite organizational power and authority to (a) execute and deliver this Agreement and any Transaction Document to which it is a party; (b) perform its covenants under this Agreement and any Transaction Document to which it is a party; and (c) subject to, in the case of Merger Sub, receiving the approval of Parent, in its capacity as the sole stockholder of Merger Sub, consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants under this Agreement and any Transaction Document to which it is a party, and, subject to, in the case of Merger Sub, receiving the approval of Parent, in its capacity as the sole stockholder of Merger Sub, the consummation of the Merger have each been duly authorized by all necessary organizational action on the part of each of Parent and Merger Sub. This Agreement and any Transaction Document to which it is a party has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company (or with respect to the Transaction Documents, the other signatories thereto), constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants under this Agreement, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their properties or assets are bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Consent, authorization of, filing or registration with, or notification to any Governmental Authority is required on the part of Parent or Merger Sub or any of their Affiliates in connection with the (a) execution and delivery of this Agreement by each of Parent and Merger Sub; (b) performance by each of Parent and Merger Sub of their respective covenants pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; (iv) compliance with any notification and approval requirements under any Foreign Direct Investment Laws; and (v) such other Consents the failure of which to obtain would not have a Parent Material Adverse Effect.

4.5 Compliance with Law. Except as would not have a Parent Material Adverse Effect, Parent, each of its Subsidiaries and its and their Affiliates are in compliance with all Laws that are applicable to the Parent, its Subsidiaries and its and their Affiliates or to the conduct of the business or operations of the Parent, its Subsidiaries and its and their Affiliates.

4.6 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent, Merger Sub or any of their respective Affiliates that would have a Parent Material Adverse Effect.

(b) No Orders. Neither Parent, Merger Sub nor any of their respective Affiliates is subject to any Order that would have a Parent Material Adverse Effect.

4.7 Ownership of Company Capital Stock. During the three years prior to the date of this Agreement, none of Parent, Merger Sub, the Guarantors or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent, the Guarantors or any of their Affiliates, any employees of Parent, Merger Sub, the Guarantors or any of their Affiliates has been an “interested stockholder” (as such terms are defined in Section 203 of the DGCL) of the Company. As of the date of this Agreement, Parent, the Guarantors, and their Affiliates, taken together, are the beneficial owners of 5,195,601 shares of Company Common Stock. Neither Parent, Merger Sub, the Guarantors or, to the knowledge of Parent or any of its Affiliates, any of their respective directors, officers, general partners or Affiliates or any employees of Parent, Merger Sub, the Guarantors or any of their Affiliates, own any additional shares of Company Common Stock.

4.8 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other similar Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger for which the Company or any of its Subsidiaries would be liable.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger.

4.10 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms, except as enforcement may be limited by the Enforceability Limitations. No event has occurred that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, constitute a default on the part of the Guarantors pursuant to the Guarantee.

4.11 Financing.

(a) Equity Commitment Letter. As of the date of this Agreement, Parent has delivered to the Company a true, correct and complete copy of an executed commitment letter, dated as of the date of this Agreement, between Parent and the Guarantors (as amended or replaced, and including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement, the “Equity Commitment Letter”) pursuant to which each Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding all amounts payable by the Company, Parent, Merger Sub or any of their respective Affiliates in connection with the Merger and the Equity Commitment Letter and the transactions pursuant thereto (the “Equity Financing”). The Equity Commitment Letter provides that the Company is an express third party beneficiary thereof in connection with the Company’s exercise of its rights under Section 9.10(b). There are no other Contracts, agreements, side letters or other written arrangements that would permit the parties to the Equity Commitment Letter to reduce the amount of the Equity Financing, impose additional conditions precedent or that would otherwise materially affect the availability of the Equity Financing on the Closing Date.

(b) No Amendments. As of the date of this Agreement, (i) the Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified prior to the date of this Agreement; (ii) no such amendment or modification is contemplated; and (iii) the commitments contained in the Equity Commitment Letter have not been withdrawn, terminated, repudiated or rescinded in any respect, and no such withdrawal, termination, repudiation or rescission is contemplated. There are no Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding, investing or use, as applicable, of the Equity Financing, other than the Equity Commitment Letter.

(c) Sufficiency of Financing. Assuming the accuracy of the representations and warranties of the Company set forth in Section 3.7(a)(ii) and the second sentence of Section 3.7(a)(iv) and compliance in all material respects by the Company with each of its covenants set forth in Section 5.2(c), the aggregate amount committed pursuant to the Equity Commitment Letter is sufficient to (i) make all payments contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger); and (ii) pay all fees, expenses and other amounts required to be paid at the Closing by the Company, Parent, Merger Sub or any of their respective Affiliates in connection with the Merger and the Equity Financing (collectively, the “Required Amount”).

(d) Solvency. None of Parent, Merger Sub or the Guarantors is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Parent is Solvent as of the date of this Agreement, and assuming the accuracy of the representations and warranties of the Company herein in all material respects, each of Parent and the Company and its Subsidiaries (on a consolidated basis, including the Surviving Corporation) will, after giving effect to the Merger, including the funding of the Debt Financing or Equity Financing and payment of all other amounts required to be paid in connection with the consummation of the Merger, including the payment of all related fees and expenses, be Solvent at and immediately after the Closing. The term “Solvent” shall mean, with respect to a particular date, that on such date, (i) the sum of the assets, at a fair valuation, of Parent and, after the Closing, Parent and the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed their debts, (ii) Parent and, after the Closing, Parent and the Surviving Corporation and its Subsidiaries (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (iii) Parent has and, after the Closing, the Surviving Corporation and its Subsidiaries (on a consolidated basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.11(d), “debt” means any liability on a claim, and “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (B) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(e) Validity; No Contrary Expectation. The Equity Commitment Letter in the executed form delivered by Parent to the Company is in full force and effect and constitutes the legal, valid and binding obligation of Parent, Merger Sub and the Guarantors, enforceable against Parent, Merger Sub and the Guarantors in accordance with its terms, except, in each case, as enforcement may be limited by the Enforceability Limitations. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding, investing or use of the full proceeds of the Equity Financing pursuant to any agreement relating to the Equity Financing to which the Guarantors, Parent, Merger Sub or any of their respective Affiliates is a party. No party to the Equity Commitment Letter has committed any breach of any of its covenants or other obligations set forth in, or is in default under the Equity Commitment Letter as of the date of this Agreement. No event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, (i) constitute or result in a breach or default on the part of any party to the Equity Commitment Letter; (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in the Equity Commitment Letter; (iii) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate in any material respect; or (iv) otherwise result in any portion of the Equity Financing not being available. As of the date of this Agreement, Parent has no reason to believe that (A) it will be unable to satisfy on a timely basis any term or condition of the Equity Financing to be satisfied by it; or (B) the full amounts committed pursuant to the Equity Commitment Letter will not be available as of the Closing. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all applicable fees, expenses, premiums and charges that are due and payable on or prior to the date of this Agreement in connection with the Equity Financing.

(f) No Exclusive Arrangements. As of the date of this Agreement, none of the Guarantors, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.

4.12 Absence of Stockholder and Management Arrangements. As of the date of this Agreement, other than pursuant to this Agreement or the other Transaction Documents, including the Voting Agreements, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, manger, member, employee or Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) Person other than the Guarantors has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.13 Interests in Competitors. None of Parent, Merger Sub or any of their respective Affiliates has acquired, or has agreed to acquire, in any manner (including by purchasing a substantial portion of the assets of or equity in) any business or any corporation, partnership, association or other business organization or division thereof that would reasonably be expected to: (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period under any Antitrust Law; (b) materially increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the Merger; (c) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (d) materially delay, restrain or prevent the consummation of the Merger.

4.14 No Foreign Person. Each of Parent and Merger Sub is not, and is not controlled by, a “foreign person” (as defined in the DPA). Neither Parent nor Merger Sub permits, or will following the Closing permit, any foreign person affiliated with it, whether affiliated as a limited partner or otherwise, to obtain through Parent or Merger Sub (as applicable) any of the following with respect to the Company: (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (b) membership or observer rights on the Company Board or equivalent governing body of the Company or the right to nominate an individual to a position on the Company Board or equivalent governing body of the Company; (c) any involvement, other than through the voting of shares, in the substantive decision making of the Company regarding (i) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA); (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company; or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure” (as defined in the DPA); or (d) “control” of the Company (as defined in the DPA).

4.15 Sanctions. Each of Parent, Merger Sub, their Affiliates and any of their respective officers, directors or employees, and to the knowledge of Parent or any of its Affiliates, any agent or other third party representative, is not currently, nor has been (i) a Sanctioned Person or (ii) organized, resident or located in a Sanctioned Country.

4.16 Haveli Voting Agreement. Concurrently with the execution of this Agreement, Parent and certain of its Affiliates have delivered to the Company the duly executed Haveli Voting Agreement. The Haveli Voting Agreement is in full force and constitutes a valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms, subject to the Enforceability Limitations. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Haveli Voting Agreement.

4.17 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any Transaction Document:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including (A) any materials or information made available in the virtual data room hosted by or on behalf of the Company in connection with the Merger; (B) in connection with presentations by or discussions with the Company’s management (whether prior to or after the date of this Agreement); or (C) in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Covenants.

(a) Ordinary Course Operation. During the Pre-Closing Period, the Company will, and will cause each of its Subsidiaries to, use its reasonable best efforts to conduct its business and operations in the ordinary course of business. The covenants of the Company and its Subsidiaries pursuant to the previous sentence are subject to the following exceptions: (i) as expressly contemplated by this Agreement, including Section 5.2; (ii) as set forth in Section 5.1 of the Company Disclosure Letter or Section 5.2 of the Company Disclosure Letter; (iii) as required by applicable Law; or (iv) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed) (all such exceptions, the “Covenant Exceptions”).

(b) Additional Affirmative Covenants. During the Pre-Closing Period and for so long as Section 5.2 is in effect, the Company will, and will cause each of its Subsidiaries to, subject to the Covenant Exceptions, use its reasonable best efforts to (i) preserve intact its material assets, properties, Material Contracts and business organizations; (ii) keep available the services of its current officers and key employees; and (iii) preserve its current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with whom the Company or any of its Subsidiaries has business relations, in each case solely to the extent that the Company or one of its Subsidiaries has not, as of the date of this Agreement, already notified such third Person of its intent to terminate those relationships.

(c) Clarification on Provision Interaction. For the avoidance of doubt, no action or failure to act by the Company or any of its Subsidiaries with respect to the matters expressly addressed by any provision of Section 5.2 will be deemed a breach of this Section 5.1 (it being agreed that nothing herein shall imply that being permitted to take any specific action (e.g., incurrence of indebtedness) relieves the Company or any of its Subsidiaries from compliance with Section 5.1 as it relates to a subsequent action (e.g., spending money arising from the incurrence of indebtedness)).

5.2 Forbearance Covenants. During the Pre-Closing Period, the Company will not, and will not permit any of its Subsidiaries to (in each case subject to the Covenant Exceptions):

(a) amend or otherwise change the Charter, the Bylaws or any other similar organizational document (other than immaterial amendments to such organizational documents of the Company’s Subsidiaries);

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell or deliver, or agree or commit to issue, sell or deliver, any of its equity securities (whether through the issuance or granting of options, restricted stock units, warrants, commitments, subscriptions, rights to purchase or otherwise), except, in each case, (i) for the issuance, delivery or sale of (or agreement or commitment to issue, sell or deliver) shares of Company Common Stock pursuant to Company Equity-Based Awards or Company Warrants outstanding as of the date of this Agreement or pursuant to the ESPP in accordance with its terms, subject to the limitations set forth in Section 2.8(f); or (ii) for the issuance, delivery or sale of (or agreement to issue, sell or deliver) equity securities by any Subsidiary to the Company or another Subsidiary;

(d) acquire, repurchase or redeem any of its equity securities, except, in each case, (i) pursuant to the terms and conditions of Company Equity-Based Awards or Company Warrants in accordance with their terms or to otherwise satisfy Tax obligations with respect to awards granted pursuant to Company Equity Plans or to pay the exercise price of Company Options; or (ii) for transactions between the Company and any of its Subsidiaries or among any Subsidiaries of the Company;

(e) (i) adjust, split, subdivide, combine or reclassify any of its capital stock or other equity or voting interests; (ii) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of its capital stock or other equity or voting interests, or make any other actual, constructive or deemed distribution in respect of its capital stock or other equity or voting interests, except for dividends or other distributions made by any Subsidiary of the Company to the Company or one of its other Subsidiaries; (iii) pledge or encumber any of its capital stock or other equity or voting interests (other than Permitted Liens); or (iv) modify the terms of any of its capital stock or other equity or voting interests;

(f) acquire (by merger, consolidation or acquisition of stock or assets) any third Person or any equity interest in such Person, or enter into any joint venture, legal partnership or similar arrangement with any third Person;

(g) acquire, or agree to acquire, fee ownership (or its jurisdictional equivalent) of any real property;

(h) (i) incur or assume any indebtedness for borrowed money or issue any debt securities, except, in each case, (A) short-term debt incurred to fund operations of the business in the ordinary course of business; (B) for loans or advances between Subsidiaries of the Company or between the Company and its Subsidiaries; (C) obligations incurred pursuant to business credit cards in the ordinary course of business; or (D) pursuant to the Credit Agreement (as in effect on the date of this Agreement), without giving effect to any upsize or increase in commitments thereunder; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third Person, except with respect to obligations of the Company or its Subsidiaries; (iii) make any loans, advances or capital contributions to, or investments in, any third Person, except, in each case, for (A) extensions of credit to customers; (B) advances to directors, officers and other employees, in each case in the ordinary course of business; and (C) for loans or advances between Subsidiaries of the Company or between the Company and its Subsidiaries and capital contributions in or to Subsidiaries of the Company; or (iv) mortgage, pledge, or otherwise encumber any material assets of the Company and its Subsidiaries, tangible or intangible, or create any Lien thereon or become subject to any Liens (other than Permitted Liens);

(i) except (i) in order to comply with applicable Law, (ii) as required pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement, or (iii) as provided in this Agreement (including as permitted pursuant to this Section 5.2(i)), (A) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting, payment or funding of, or waive any performance criteria applicable to, any compensation or benefits; (B) increase the compensation or benefits of any Service Provider (other than increases in the base salary or hourly wage rate, as applicable, in the ordinary course of business with respect to any Service Provider whose annual base cash compensation does not exceed $225,000, provided that no such increase shall exceed five percent (5%) for any individual Service Provider); (C) grant to any Service Provider, or provide for any increase in, any change in control, retention, severance, stay bonus, termination pay, tax gross-up, special remuneration, or equity or equity-based award (including entering into any participation agreement under the Executive Severance Plan); (D) enter into any employment agreement with any Service Provider with an annual base cash compensation in excess of $225,000; or (E) hire or terminate any employee of the Company or any of its Subsidiaries with an annual base cash compensation in excess of $225,000, other than terminations for cause;

(j) (i) enter into, amend, terminate, or agree to be bound by any Labor Agreement, (ii) implement or announce any reduction in force, group termination, furlough or similar action with respect to any Service Providers, including effectuating a “plant closing,” “mass layoff” (each as defined in the WARN Act) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee other than as approved by the Company Board prior to the date of this Agreement or (iii) waive or release any material noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former Service Provider;

(k) settle, release, waive or compromise any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceedings (i) solely for monetary damages in an amount not in excess of $500,000 individually or $2,000,000 in the aggregate; or (ii) settled in compliance with Section 6.16;

(l) except as required by applicable Law or GAAP or regulatory accounting requirements, (i) other than in the ordinary course of business, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable; or (ii) make any material change in any of its accounting principles or practices;

(m) (i) make, change or revoke any material Tax election (other than in connection with a Tax Return required to be filed by Law and in a manner consistent with past practice); (ii) settle or compromise any material Tax claim or assessment; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment (other than extensions automatically granted); (iv) change any annual Tax accounting period; (v) adopt or change any income or other material method of Tax accounting (other than in connection with a Tax Return required to be filed by Law and in a manner consistent with past practice); (vi) file any amended material Tax Return; (vii) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material amount of Taxes (other than an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes); or (viii) surrender any right to claim a material Tax refund;

(n) (i) incur, authorize or commit to incur any material capital expenditures other than (A) consistent in all material respects with the capital expenditure budget set forth in Section 5.2(n)(i) of the Company Disclosure Letter; or (B) pursuant to agreements in effect prior to the date of this Agreement; (ii) (x) except in the ordinary course of business, enter into any Contract which if entered into prior to the date of this Agreement would be a Material Contract, (y) modify or amend any Material Contract in a manner that is adverse in any material respect to the Company and its Subsidiaries, taken as a whole, terminate any Material Contract (other than any Material Contract that has expired in accordance with its terms) or renew or extend any Material Contract (other than renewals or extensions of any expiring contracts without material adverse change of terms with respect to the Company or its Subsidiaries); provided that, solely for purposes of this Section 5.2(n), “Material Customers” shall mean the largest 30 customers of the Company and its Subsidiaries, taken as a whole by contracted annual recurring revenue as of January 31, 2025; (iii) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; or (iv) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(o) enter into any new line of business other than any line of business that is ancillary to or an immaterial extension of any existing line of business;

(p) sell, assign, pledge, transfer, encumber, license, sublicense, abandon, allow to lapse or otherwise dispose of any material Company Intellectual Property, except (x) in the ordinary course of business or (y) in favor of MUFG Bank, Ltd. pursuant to the Credit Agreement;

(q) adopt a rights plan, “poison pill” or similar arrangement that is, or at the Effective Time will be, applicable to this Agreement or the Merger; or

(r) enter into, or agree or commit to enter into, a Contract to take any of the actions prohibited by this Section 5.2.

5.3 Process Related to Affirmative Covenants and Forbearance Covenants.

(a) In General. If the Company desires to take an action that would be prohibited by Section 5.1 or Section 5.2 without the prior approval of Parent, then prior to taking such action, the Company (in lieu of the procedure outlined in Section 9.2) may request consent by sending an email to each of the individuals listed in Section 5.3 of the Company Disclosure Letter specifying, in reasonable detail, the action proposed to be taken (or omitted from being taken). Any of the individuals listed in Section 5.3 of the Company Disclosure Letter may grant consent by responding via email on behalf of Parent. Parent shall use reasonable best efforts to respond to such request within five Business Days.

(b) Following the Occurrence of Certain Events. Notwithstanding anything to the contrary in this Agreement, if either Parent or Merger Sub notifies the Company that it has purported to terminate this Agreement for any reason, then the covenants of the Company and its Subsidiaries pursuant Section 5.2 and Section 6.15 to will immediately be suspended and no longer be in effect.

5.4 Go Shop; Acquisition Proposals.

(a) Go Shop. Notwithstanding any other provision of this Agreement to the contrary, following the execution and delivery of this Agreement and continuing until 11:59 p.m., Eastern time, on June 23, 2025 (the “Go-Shop Period”), the Company and its Representatives shall be permitted to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, including by way of providing access to non-public information or affording access to the business, properties, assets, books or records or officers, or any personnel, of the Company or any of its Subsidiaries; provided that the Company will promptly make available (and in any event, within 24 hours) to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any third party pursuant to this Section 5.4(a) after the execution and delivery of this Agreement, that was not previously made available to Parent; (ii) enter into, engage in, or maintain discussions or negotiations with respect to Acquisition Proposals or inquiries, indications of interest or requests for information that may reasonably be expected to lead to Acquisition Proposals; and (iii) cooperate with or assist or participate in or facilitate any such proposals, inquiries, offers, indications of interest or requests for information, discussions or negotiations or any effort or attempt to make any Acquisition Proposal.

(b) No Solicitation. Subject to Section 5.4(c), from 12:00 a.m., Eastern time, on June 24, 2025 (the “No-Shop Period Start Date”), the Company will cease any discussions or negotiations with, and terminate any data room access (or other access to diligence) of, any Person (other than any Excluded Party) and its Representatives relating to an Acquisition Transaction that would otherwise be prohibited by this Section 5.4(b). Unless the Company has already so requested, promptly following the No-Shop Period Start Date, the Company will request that each Person (other than Parent and its Representatives, or any Excluded Party) that has executed a confidentiality agreement in connection with its consideration of an Acquisition Transaction within the 12 months prior to the No-Shop Period Start Date promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Person by or on behalf of the Company or its Subsidiaries prior to the No-Shop Period Start Date. Subject to Section 5.4(c), from the No-Shop Period Start Date until the earlier to occur of the (x) termination of this Agreement pursuant to Article VIII and (y) Effective Time, the Company, its Subsidiaries and the Company’s directors and executive officers will not, and the Company will not authorize or direct any of its other Representatives to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than from an Excluded Party); (ii) furnish to any third Person or Group (other than Parent, Merger Sub or any of their respective Representatives or any Excluded Party) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person or Group (other than Parent, Merger Sub or any of their respective Representatives or any Excluded Party) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any third Person or Group (other than any Excluded Party) with respect to an Acquisition Proposal or with respect to any inquiries from third Persons (other than any Excluded Party) for the apparent purpose of making an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.4 or discussing any Acquisition Proposal made by any Person or Group with such Person or Group to the extent necessary to clarify the terms of the Acquisition Proposal); (iv) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than, in each case, an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (v) authorize or commit to do any of the foregoing. Following the date of this Agreement, the Company will not be required to enforce, and will be permitted to waive, any provision of any “standstill” or confidentiality agreement to the extent that such provision prohibits or purports to prohibit a proposal being made to the Company or the Company Board (or any committee thereof).

(c) Permitted Conduct Related to Certain Proposals. Notwithstanding anything to the contrary in this Section 5.4, from the No-Shop Period Start Date, until the Company’s receipt of the Requisite Stockholder Approval, the Company, its Subsidiaries and their respective Representatives (including the Company Board (or a committee thereof)) may, directly or indirectly through one or more of its Representatives (including the Company Financial Advisor), (i) participate or engage in discussions or negotiations with; (ii) subject to having entered into an Acceptable Confidentiality Agreement with such Person or Group, (1) furnish any non-public information relating to the Company or its Subsidiaries to, or (2) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries to; or (iii) otherwise facilitate the making of a Superior Proposal by, in each case, (A) any Excluded Party or (B) any Person or Group or their respective Representatives and financing sources that has made, renewed or delivered to the Company an Acquisition Proposal after the No-Shop Period Start Date that was not solicited in breach of Section 5.4(a) (other than any breach that is immaterial and not a Willful Breach), but only, in the case of this clause (B) only, if the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (1) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and (2) the failure to take the actions contemplated by this Section 5.4(c) would be inconsistent with its fiduciary duties pursuant to applicable Law. During the Pre-Closing Period, the Company will promptly make available (and in any event, within 24 hours) to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any third party pursuant to this Section 5.4(c) that was not previously made available to Parent. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 5.4(a) with respect to any Excluded Party, including with respect to any amended proposal or offer submitted by an Excluded Party following the No-Shop Period Start Date, and the restrictions in Section 5.4(b) will not apply with respect thereto, in each case, for so long as such Excluded Party remains an Excluded Party.

(d) No Company Board Recommendation Change or Entry into an Alternative Acquisition Agreement. Except as expressly provided by Section 5.4(e), at no time after the date of this Agreement may the Company Board (or a committee thereof):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent; (B) adopt, approve or recommend an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within five Business Days after Parent so requests in writing (or, if the Company Stockholder Meeting is scheduled to be held within five Business Days, then within one Business Day after Parent so requests in writing) (it being understood that the Company will not be obligated to reaffirm the Company Board Recommendation on more than two occasions with respect to one Acquisition Proposal (provided that any amendments to the economic or other material terms of any Acquisition Proposal shall constitute a separate Acquisition Proposal for such purpose)); (D) make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or the issuance of a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.4 or a Company Board Recommendation Change); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”). Notwithstanding the foregoing, none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal; (2) the delivery, in itself, by the Company to Parent or its Representatives of any notice contemplated by Section 5.4(e); or (3) the public disclosure, in itself, of the items in clauses (1) and (2) will constitute a Company Board Recommendation Change or violate this Section 5.4; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e) Permissible Company Board Recommendation Change and Entry into Alternative Acquisition Agreement.

(i) Intervening Events. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, other than in connection with a written Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if and only if:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties pursuant to applicable Law;

(2) the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board (or a committee thereof) has (A) so determined and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.4(e)(i), which notice will describe the Intervening Event in reasonable detail; and

(3) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, until 5:00 p.m. at the end of such four-Business Day period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that the Company Board (or a committee thereof) no longer determines in good faith that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); provided, that if the Intervening Event to which this provision applies thereafter changes in any material respect, the Company shall provide written notice of such modified Intervening Event to Parent and shall again comply with this Section 5.4(e)(i) and provide Parent with an additional two Business Days’ notice prior to effecting any Company Board Recommendation Change (and shall do so for each such subsequent change).

(ii) Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, if the Company has received a written Acquisition Proposal that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties pursuant to applicable Law;

(2) the Company has complied in all material respects with its covenants pursuant to Section 5.4(a) with respect to such Acquisition Proposal;

(3) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 8.1(h), which notice will describe the material terms of such Acquisition Proposal and include the identity of the Person or Group making such Acquisition Proposal and complete copies of all agreements to be entered into relating to such Acquisition Proposal; and

(4) prior to effecting such Company Board Recommendation Change or termination pursuant to Section 8.1(h), the Company and its Representatives, until 5:00 p.m. on the last day of the Notice Period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), it being understood that (a) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.4(e)(ii)(4) with respect to such new written notice (with the “Notice Period” in respect of such new written notice being two Business Days); and (b) at the end of the Notice Period, the Company Board (or a committee thereof) must have in good faith (after consultation with its financial advisor and outside legal counsel) reaffirmed its determination that such Acquisition Proposal is a Superior Proposal and the failure to make a Company Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law.

(f) Notice to Parent of Acquisition Proposals. During the Pre-Closing Period, the Company will promptly (and, in any event, within 24 hours from the receipt thereof) notify Parent in writing if an Acquisition Proposal is, to the Knowledge of the Company (which, for this purpose, will be deemed to include each member of the Company Board and will not be deemed to be only as of the date of this Agreement), received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include the identity of the Person or Group making such proposal or request and the material terms of such proposal and, if in writing, a copy thereof (including any proposed Alternative Acquisition Agreements). Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours of any material development with respect to, or material amendment of, such proposal), of the status and material terms of any such proposal (including any material amendments thereto) and the status of any such discussions or negotiations, and provide Parent with an exact copy of any written proposal or offer.

(g) Permitted Disclosures by the Company and the Company Board. So long as the Company expressly restates the Company Board Recommendation in any such public disclosure, as applicable (other than in a customary “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9 promulgated under the Exchange Act):

(i) nothing in this Agreement will prohibit or restrict the Company or the Company Board (or a committee thereof) from (A) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; (B) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (C) informing any Person of the existence of the provisions contained in this Section 5.4 in accordance with Section 5.4(a); or (D) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company or its Subsidiaries) that the Company Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law (it being agreed that this clause (D) shall not be deemed to permit the Company Board to make a Company Board Recommendation Change other than in accordance with this Section 5.4); and

(ii) it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that solely (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person or Group making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not, in any case, in itself, be deemed to be (1) a withholding, withdrawal, amendment, qualification or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change.

(h) Breach of No-Solicitation Covenants by Representatives of the Company. The Company agrees that if it (i) permits any director or executive officer or legal counsel or financial advisor (in each case who is actively representing the Company) of the Company to take any action or (ii) is made aware of and does not subsequently use its reasonable best efforts to prohibit or terminate an action by one of its other Representatives and, in each case, such action would constitute a material breach of this Section 5.4 if taken by the Company during the Pre-Closing Period, then such action will be deemed to constitute a breach by the Company of this Section 5.4.

5.5 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their respective businesses and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Efforts to cause the Closing.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by using reasonable best efforts to: (i) cause the conditions to the Merger set forth in Article VII to be satisfied; (ii) seek to obtain all consents, waivers, approvals, orders, authorizations and expirations or terminations of waiting periods from Governmental Authorities that are necessary or advisable to consummate the Merger; and (iii) make all registrations, declarations and filings with Governmental Authorities that are necessary or advisable to consummate the Merger.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Agreement, none of the Parties will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

6.2 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.3 Regulatory Approvals.

(a) Filings Under the HSR Act, Other Applicable Antitrust Laws and Foreign Direct Investment Laws. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use (and will cause their respective Affiliates, including their respective UPE, if applicable, to use) their respective reasonable best efforts to (i) file a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act with the FTC and the Antitrust Division of the DOJ within 20 Business Days following the date of this Agreement (unless Parent and the Company agree to file such form at a later date); (ii) promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority pursuant to other applicable Antitrust Laws in connection with the Merger; and (iii) as promptly as reasonably practicable make all filings pursuant to any applicable Foreign Direct Investment Law in connection with the Merger. Each of Parent and the Company will (and will cause each of its respective Representatives, as applicable, to) (A) cooperate and coordinate with the other in the making of such filings; (B) use its respective reasonable best efforts to supply the other (or cause the other to be supplied) any information that may be required in order to make such filings; (C) use its respective reasonable best efforts to supply (or cause the other to be supplied with) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) use its respective reasonable best efforts to take all action necessary to, as soon as practicable, (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger or receive approval or clearance for any Foreign Direct Investment Law filing; and (2) obtain any required consents pursuant to any Antitrust Laws or Foreign Direct Investment Laws applicable to the Merger. If any Party receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws or Foreign Direct Investment Laws applicable to the Merger, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b) Efforts to Cause the Closing. In furtherance and not in limitation of Section 6.3(a), if and to the extent necessary to obtain clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations pursuant to applicable Antitrust Laws and Foreign Direct Investment Laws, to avoid or eliminate any impediment under Antitrust Laws and Foreign Direct Investment Laws applicable to the Merger so as to allow the consummation of the Merger as promptly as practicable, and in any event at least three Business Days prior to the Termination Date, each of Parent and Merger Sub will (and will cause each of their respective Affiliates, as applicable, to)

(i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise,

(1) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of the Company and its Subsidiaries;

(2) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of the Company and its Subsidiaries; and

(3) the modification of any course of conduct regarding future operations of or any other restrictions on the activities of the Company and its Subsidiaries;

(ii) challenge through litigation any efforts to deny or withhold any clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations required to complete the Merger; and

(iii) oppose any request for the entry of, and seek to have vacated or terminated, any Order, judgment, decree, injunction or ruling of any Governmental Authority that would challenge, contest, restrain, enjoin, prevent or delay the consummation of the Merger or the receipt of any required consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations applicable to the Merger, including by contesting or defending through litigation any Legal Proceeding asserted or initiated by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision, Order, judgment, decree, injunction or ruling by any Governmental Authority. Notwithstanding anything to the contrary set forth herein, neither Parent nor Merger Sub shall have an obligation to offer, negotiate, commit to or effect any actions contemplated by this Section 6.3, if such action would have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole, or if such action is not conditioned upon the Closing. For the avoidance of doubt, nothing in this Section 6.3 or any other provision of this Agreement will be deemed to require or obligate Parent, Merger Sub or any of Parent’s Affiliates to, and the Company shall not, without the prior written consent of Parent, agree or otherwise be required to, take any action with respect to any portfolio company of Parent, its Affiliates (without regard to the last sentence of the definition thereof solely for this purpose) or their affiliated investment funds.

(c) Cooperation. In furtherance and not in limitation of Section 6.3(a) and Section 6.3(b), the Company will (and will cause its Subsidiaries to), and Parent and Merger Sub will (and will cause their respective Affiliates to), subject to any restrictions under applicable Law, (i) promptly notify the other Parties of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Law; and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; (iii) give the other Parties the opportunity to consult in advance of, and consider in good faith the views of the other Parties in connection with, any meeting, telephone or video conference, or other material or substantive oral or written analysis, appearance, argument, brief, communication, memorandum, opinion, presentation or proposal to be made or submitted to any Governmental Authority; provided that Parent and Merger Sub, acting reasonably and following consultation with the Company and after considering in good faith all comments and advice of the Company (and its counsel), shall be responsible for the content of any submission, written or oral, to any Governmental Authority; and (iv) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone, by video or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting, hearing, proceeding or discussion, and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information or competitively sensitive information provided to any Governmental Authority as restricted to “outside counsel” and any such information will only be given to the outside counsel of the receiving party, and such outside counsel shall not disclose such materials or information to any employees, officers, directors or other Representatives of the receiving party or its Affiliates unless the Party providing the non-public information or competitively sensitive information approves of such disclosure. Each of the Company, Parent and Merger Sub may redact any materials provided pursuant to this Section 6.3 (i) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto; (ii) as necessary to comply with applicable Contracts; and (iii) as necessary to protect legal privilege. All requests for access or information pursuant to this Section 6.3 must be directed to the Company’s Chief Legal Officer or another person designated in writing by the Company.

(d) Other Restrictions and Agreements.

(i) Restrictions on Parent. Parent and Merger Sub will not, and will cause their respective Affiliates not to, (1) “pull-and-refile” pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act or any other Antitrust Law, as the case may be, unless the Company has consented in writing to such withdrawal and refiling (such consent not to be unreasonably withheld, conditioned or delayed); and (2) extend any waiting period under any Antitrust Law or Foreign Direct Investment Laws or enter into any agreement with any Governmental Authority not to consummate the Merger, unless the Company has consented in writing to such extension or agreement (such consent not to be unreasonably withheld, conditioned or delayed).

(ii) Filing Fees. Parent shall be solely responsible for and pay all filing fees incurred in connection with making the filings under any Antitrust Laws or Foreign Direct Investment Laws applicable to the Merger.

6.4 Proxy Statement and Other Required SEC Filings.

(a) Preparation. Following the execution of this Agreement, the Company will prepare (with Parent’s reasonable cooperation) and, as promptly as reasonably practicable after the execution of this Agreement file with the SEC, a preliminary proxy statement to be sent to the Company Stockholders in connection with the Company Stockholder Meeting (the proxy statement, including any amendments or supplements, the “Proxy Statement”). The Company will not file the Proxy Statement with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel. Subject to Section 5.4 and unless there has been a Company Board Recommendation Change in accordance with the terms of this Agreement, the Company will (i) include the Company Board Recommendation in the Proxy Statement; and (ii) use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval. Promptly following the (A) confirmation by the SEC that it has no further comments or (B) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, the Company will cause the Proxy Statement in definitive form to be mailed to the Company Stockholders. Unless there has been a Company Board Recommendation Change in accordance with Section 5.4(e), the Parties agree to cooperate and use their reasonable best efforts to defend against any overt public encouragement by any of the Company Stockholders which has not submitted an Acquisition Proposal to vote in opposition of the Merger at the Company Stockholder Meeting; provided that the Company shall control the strategy for such defense.

(b) Mutual Assistance. Each of the Company, Parent and Merger Sub will furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments to either Party received from the SEC.

(c) SEC Correspondence. The Parties will notify each other as promptly as practicable of the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, or for additional information, and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings. The Parties will use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after the receipt thereof.

(d) No Amendments to Proxy Statement. Except in connection with a Company Board Recommendation Change or thereafter, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.

(e) Other Required Company Filings. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Except in connection with a Company Board Recommendation Change or thereafter, the Company may not file any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel.

(f) Other Required Parent Filings. If Parent or Merger Sub determines that it is required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will use their respective reasonable best efforts to promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will use reasonable best efforts to cause any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent nor Merger Sub may file any Other Required Parent Filing with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give good faith consideration to all reasonable additions, deletions or changes suggested by the Company or its counsel.

(g) Accuracy; Supplied Information.

(i) By the Company. On the date of filing with the SEC, the date of mailing to the Company Stockholders (if applicable) of the Proxy Statement or any Other Required Company Filing, and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii) By Parent. On the date of filing with the SEC, no Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.5 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. The Company will take all action necessary in accordance with applicable Law, the Charter and the Bylaws to establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (including any adjournment, postponement or other delay thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of, among other things, (i) seeking the Requisite Stockholder Approval; and (ii) in accordance with Regulation 14A under the Exchange Act, seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger. Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the items set forth in clause (i) and (ii) of the immediately preceding sentence shall be the only matters (other than matters of procedures and matters required by Applicable Law to be voted on by the Company Stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the 25th Business Day following the mailing of the Proxy Statement to the Company Stockholders. Unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change in accordance with the terms of this Agreement, the Company will (A) submit this Agreement for adoption by the Company Stockholders at the Company Stockholder Meeting; and (B) use reasonable best efforts to solicit (or cause to be solicited) from the Company Stockholders proxies in favor of the matters to be considered at the Company Stockholder Meeting.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company will be permitted to postpone or adjourn the Company Stockholder Meeting if (i) there are holders of insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, order or a request from the SEC; or (iii) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholder Meeting (including, if the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders by issuing a press release, filing materials with the SEC or otherwise. Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be postponed or adjourned (A) by more than 10 days at a time; or (B) with respect to Section 6.5(b)(i), by more than 20 Business Days after the date on which the Company Stockholder Meeting was (or was required to be) originally scheduled or most recently convened. In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

6.6 Equity Financing.

(a) No Amendments to Equity Commitment Letter. Subject to the terms and conditions of this Agreement and the Equity Commitment Letter, each of Parent and Merger Sub will not permit (i) any amendment or modification to be made to, or any waiver, release or limitation of any provision or remedy pursuant to the Equity Commitment Letter, without the prior written consent of the Company and (ii) any termination of the Equity Commitment Letter other than in accordance with its terms without the prior written consent of the Company. Any reference to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as amended or modified; and (2) the “Equity Commitment Letter” will include such document as amended or modified.

(b) Taking of Necessary Actions.

(i) Equity Financing not a Closing Condition. The Guarantors, Parent and Merger Sub each acknowledge and agree that obtaining the Equity Financing is not a condition to the Closing or the enforcement of the Guarantee. If the Equity Financing has not been funded, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger, including by taking the actions required to be taken by Parent and Merger Sub pursuant to Section 6.6(b)(ii).

(ii) Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper and advisable to obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including by (A) maintaining in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (B) complying with its obligations under the Equity Commitment Letter; (C) satisfying on a timely basis the conditions to funding the Equity Financing in the Equity Commitment Letter, if any, that are within its control; (D) consummating the Equity Financing at or prior to the Closing in the event that all conditions in Section 2 of the Equity Commitment Letter have been satisfied, including causing the Guarantors to fund the Equity Financing at the Closing; (E) complying with its obligations pursuant to the Equity Commitment Letter; and (F) in the event that all conditions contained in the Equity Commitment Letter have been satisfied, enforcing its rights, including by bringing a Legal Proceeding for specific performance to consummate the Equity Financing, subject to and in accordance with the terms of this Agreement and the Equity Commitment Letter. Subject to the terms and conditions of this Agreement and the Equity Commitment Letter (including the prior satisfaction of the conditions to funding set forth in Section 2 of the Equity Commitment Letter), it is expressly agreed that the Company will be entitled to (1) specific performance or other equitable relief to cause each of Parent and Merger Sub to perform any obligations required of it and to enforce its rights under the Equity Commitment Letter to cause the Equity Financing to be funded; and (2) directly enforce the obligation to fund the Equity Financing in accordance with, and pursuant to the terms and conditions of, the Equity Commitment Letter.

(c) Information from Parent. Parent and Merger Sub will give the Company prompt notice (A) of any breach (or threatened breach) or default (or any event or circumstance that, with or without notice or lapse of time, or both, could reasonably be expected to give rise to any breach or default) by any party to the Equity Commitment Letter; (B) of any dispute or disagreement between or among any parties to the Equity Commitment Letter with respect to this Agreement, the Equity Commitment Letter, the Merger or the other transactions contemplated by this Agreement or the Equity Financing; and (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter or any definitive agreements related thereto. Parent will provide any information as the Company and its Representatives may reasonably request solely for the purpose of allowing the Company and its Representatives to understand the status of Parent’s efforts to fund the Equity Financing at the Closing.

6.7 Debt Financing Cooperation.

(a) Cooperation by the Company with the Debt Financing. Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries and its and their officers, directors and employees to use its reasonable best efforts to provide, and shall use reasonable best efforts to direct its and their accountants, legal counsel and other representatives to provide, in each case at Parent’s and Merger Sub’s sole cost and expense, such cooperation as may be reasonably requested by Parent and Merger Sub that is necessary for the Debt Financing of the Parent and Merger Sub in connection with the transactions contemplated by this Agreement, including using reasonable best efforts, to:

(i) participate (and cause senior management and Representatives of the Company to participate) in a reasonable number of meetings, presentations, and due diligence sessions with the Debt Financing Sources, and sessions with the ratings agencies contemplated by the Debt Financing, in each case, solely to the extent required in connection with and customary for the Debt Financing;

(ii) solely with respect to financial information and data derived from the Company’s historical books and records and maintained in the ordinary course of business, assist Parent with providing information reasonably required in connection with the preparation of pro forma financial information and pro forma financial statements to the extent required by the Debt Financing Sources, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; (C) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent or (D) any Excluded Information;

(iii) assist Parent and Merger Sub in their preparation of (A) any customary bank information memoranda and related lender presentations required by the Debt Financing Sources in connection with the Debt Financing; provided that any such bank information memoranda and lender presentations or similar documents that includes disclosure and financial statements with respect to the Company or its Subsidiaries shall only reflect the Surviving Corporation or its Subsidiaries as the obligor(s) and no such bank information memoranda or lender presentations or similar documents shall be issued by the Company or any of its Subsidiaries and (B) materials for rating agency presentations;

(iv) assist Parent and Merger Sub in connection with the preparation and registration of any pledge and security documents, in each case, as may be reasonably requested by Parent or the Debt Financing Sources in connection with the Debt Financing, and otherwise necessary to facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing and the preparation of other definitive financing documents (and any schedules, exhibits and certificates customarily required to be delivered in connection therewith) and other information reasonably requested by the Debt Financing Sources and necessary to evidence compliance with applicable laws including OFAC, FCPA and the Investment Company Act, it being understood that such documents will not be recorded or take effect until the Effective Time;

(v) to the extent reasonably requested by Parent, Merger Sub or the Debt Financing Sources, furnish Parent, Merger Sub and the Debt Financing Sources, as promptly as practicable following filing with the SEC, copies of all financial statements of the Company and its Subsidiaries filed with the SEC after the date of this Agreement; and

(vi) at least four Business Days prior to the Closing, furnish Parent and the Debt Financing Sources with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent at least nine Business Days prior to Closing, in accordance with the requirements of the Debt Financing Sources, that is required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(b) Limitation on Obligations of the Company. Nothing in this Section 6.7 will require (i) any Representative of the Company or any of its Subsidiaries to execute or enter into any certificate, opinion, instrument, agreement or other document or take any action in the capacity as a Representative of the Company or any of its Subsidiaries to authorize or approve the Debt Financing prior to the Effective Time; (ii) be required to adopt resolutions approving or otherwise approving the agreements, documents or instruments pursuant to which the Debt Financing is made; and (iii) have any liability or any obligation under any certificate, agreement, arrangement, document, contract or instrument related to the Debt Financing prior to the Effective Time. Nothing in this Section 6.7 or any other provision of this Agreement will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or any other Contract, provide any additional security or guaranties or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (iv) prepare or provide any Excluded Information; or (v) take any action that, in the good faith determination of the Company, would (A) interfere with the conduct of the business of the Company and its Subsidiaries; (B) create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (C) cause any representation or warranty or covenant contained in this Agreement to be breached; (D) cause the Company or any of its Subsidiaries to violate or waive any attorney-client or other applicable privilege or breach any contract, applicable Law or organizational document; (E) cause competitive harm to the Company or its Subsidiaries; (F) result in the disclosure of any Trade Secrets of any third Person; or (G) result in the disclosure of any documents or information that are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Notwithstanding anything to the contrary in this Agreement, (1) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document, contract or instrument relating to the Debt Financing will be effective until the Effective Time; (2) neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document, contract or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (3) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. The Company will be deemed to be in compliance with Section 6.7 at all times unless and until (i) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act, that constitutes a breach of Section 6.7; (ii) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which will not require the Company to provide any cooperation that it would not otherwise be required to provide under Section 6.7); and (iii) the Company fails to take the actions specified in such Non-Cooperation Notice within 15 Business Days from receipt of such Non-Cooperation Notice. Notwithstanding anything to the contrary in this Agreement, a breach of the covenants of the Company or its Subsidiaries under Section 6.7 may not be asserted by Parent, Merger Sub or any of their Affiliates or Representatives as the basis for (x) any conditions set forth in Article VII not being satisfied; or (y) the termination of this Agreement pursuant to Section 8.1(e). The Parties hereto acknowledge that this Section 6.7 represents the sole obligation of the Company, its Subsidiaries and Affiliates and their respective officers, directors, employees and other Representatives with respect to cooperation in connection with the Debt Financing and no other provision of the Agreement (including exhibits and schedules) will be deemed to expand or modify such obligations.

(c) Use of Logos. The Company consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used (i) solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; (ii) solely in connection with a description of the Company, its business and products or the Merger; and (iii) in a manner consistent with the other terms and conditions that the Company reasonably imposes.

(d) Confidentiality. All non-public or other confidential information provided by the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Debt Financing Sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e) Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.7.

(f) Indemnification. The Company, its Subsidiaries and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging or obtaining the Debt Financing (including any cooperation pursuant to Section 6.7) pursuant to this Agreement or the provision of information utilized in connection therewith. Parent’s obligations pursuant to Section 6.7(e) and this Section 6.7(f) are referred to collectively as the “Financing Reimbursement Obligations.”

(g) No Exclusive Arrangements. In no event will Parent or Merger Sub (and Parent and Merger Sub will each cause their respective Representatives (which for this purpose will be deemed to include the Debt Financing Sources, the Guarantors and each direct investor in Parent or Merger Sub (pursuant to the Equity Commitment Letter or otherwise)) or any other potential financing sources of Parent, Merger Sub and such investors not to) enter into any contract, agreement or arrangement (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

(h) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. If any Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

6.8 Anti-Takeover Laws. Neither Parent nor the Company will take any action that would cause any restrictions on business combinations set forth in any “takeover” Law to become applicable to this Agreement, any Voting Agreement or the Merger. Each of Parent, the Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to any Voting Agreement or the Merger; and (b) if any “anti-takeover” Law is or becomes applicable to any Voting Agreement or the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Law on any Voting Agreement and the Merger.

6.9 Information Access During the Pre-Closing Period. During the Pre-Closing Period, the Company will, and will cause its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records, and personnel of the Company and its Subsidiaries for purposes that are, in good faith, related to, the consummation of the Merger or the post-Closing operation of the Surviving Corporation and its Subsidiaries immediately following the Closing. Notwithstanding the prior sentence, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound would violate, or cause a default pursuant to, or give a third Person the right to terminate or accelerate rights pursuant to, such Contract; (d) such access would result in the disclosure of any Trade Secrets of any third Person; (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; or (f) cause unreasonable disruption to the operations of the Company or its Subsidiaries, provided, however, for each of clauses (a) through (f), the Company shall give notice to Parent of the fact that it is withholding such information or documents and use reasonable best efforts to effect reasonable substitute disclosure or access. Nothing in this Section 6.9 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.9 will be conducted by Parent and its Representatives in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures, health and safety measures, and insurance requirements, and will not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase I or Phase II environmental assessments. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its covenants set forth in this Section 6.9 by electronic means if physical access is not reasonably feasible or would not be permitted under applicable public health or similar Laws. All requests for access or information pursuant to this Section 6.9 must be directed to the Company’s Chief Legal Officer or another person designated in writing by the Company.

6.10 Section 16(b) Exemption. Prior to the Effective Time, the Company will take all actions reasonably necessary and within its power to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.11 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to the indemnification, exculpation and advancement of expenses provisions of any of the certificates of incorporation, bylaws and other similar organizational documents of the Company and its Subsidiaries, or pursuant to any indemnification agreements between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees, as applicable (and any person who becomes a director, officer or employee, as applicable of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement. During such six-year period or such period in which an Indemnified Person is asserting a claim for indemnification pursuant to Section 6.11(a), whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Indemnification Obligation. Notwithstanding the foregoing, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.11(a), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In connection with a Legal Proceeding of the type contemplated by this Section 6.11(a), (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time; (B) each Indemnified Person will be entitled to retain his or her own counsel (the reasonable fees and expenses of which will be paid by the Surviving Corporation), whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) upon receipt of an undertaking by or on behalf of such Indemnified Person to repay any amount if it is ultimately determined that such Indemnified Person is not entitled to indemnification, the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent, unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Person from all liability arising out of such Legal Proceeding.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the D&O Insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) not less favorable than those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.11(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300 percent of the amount paid by the Company for coverage for its last full fiscal year (such 300 percent amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance following the Effective Time pursuant to this Section 6.11(c), the Company may purchase a prepaid “tail” policy (the “Tail Policy”) with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the premium for the Tail Policy does not exceed 300 percent of the amount paid by the Company for coverage for its last full fiscal year. If the Company purchases the Tail Policy, then the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect.

(d) Successors and Assigns. Proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.11 if Parent, the Surviving Corporation or any of their respective successors or assigns either (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person.

(e) No Impairment; Third-Party Beneficiary Rights. The obligations set forth in this Section 6.11 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person (and his or her heirs and representatives) who is a beneficiary pursuant to the D&O Insurance or the Tail Policy) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy are intended to be third-party beneficiaries of this Section 6.11, with full rights of enforcement. The rights of the Indemnified Persons (and other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy) pursuant to this Section 6.11 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law.

(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.11 are joint and several.

(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries, it being understood that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any rights pursuant to such policies or agreements.

6.12 Employee Matters.

(a) Existing Arrangements. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Company Benefit Plans (including the Executive Severance Plan but, for the avoidance of doubt, excluding the Company Equity Plans) in accordance with their terms as in effect immediately prior to the Effective Time. As part of this covenant, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) operate the Company’s fiscal year 2026 bonus plan in accordance with its terms and consistent with past practice, and will pay out bonuses pursuant to such plan at no less than actual achievement and, for clarity, based on the actual achievement of applicable performance goals set forth in such bonus plan. Notwithstanding the foregoing but subject to Section 6.12(a) and Section 6.12(b), nothing will prohibit the Surviving Corporation from amending or terminating any such Company Benefit Plans in accordance with their terms or if otherwise required pursuant to applicable Law or as otherwise agreed to by the parties thereto.

(b) Employment; Benefits. During the 12 months following the Effective Time, to the extent that a Continuing Employee remains employed by the Surviving Corporation and its Subsidiaries during such period, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide employee benefits (other than the opportunity to participate in equity-based benefits, commission plans, severance benefits, and change in control, retention or similar benefits) to each Continuing Employee that are no less favorable in the aggregate than the respective employee benefits (other than the opportunity to participate in equity-based benefits, commission plans, severance benefits, and change in control, retention or similar benefits) provided to such Continuing Employee immediately prior to the Effective Time. In addition, the annual base compensation and target annual cash bonus opportunity (excluding any target commission opportunity) will not be decreased for a period of one year following the Effective Time for any Continuing Employee employed during that period. For a period of one year following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide to Continuing Employees severance benefits that are no less favorable than those provided by the Company and its Subsidiaries pursuant to the terms, as of the date of this Agreement, of the applicable Company Benefit Plan set forth on Section 6.12(b) of the Company Disclosure Letter.

(c) New Plans. At or after the Effective Time, Parent will, or will cause the Surviving Corporation or any other Subsidiary of Parent to, cause to be granted to the Continuing Employees credit for all service with the Company and its Subsidiaries prior to the Effective Time and with Parent, the Surviving Corporation, and any of their Subsidiaries on or after the Effective Time, for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant, and to the same extent and for the same purpose as such Company Employee was entitled under the Company Benefits Plans as of immediately prior to the Effective Time (including for purposes of vacation accrual and severance pay entitlement), except that such service shall not be credited with respect to any defined benefit pension benefits or to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by Parent and its Subsidiaries (other than the Company Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability or other welfare benefits to any Continuing Employee, Parent will, or will cause the Surviving Corporation or any Subsidiaries of Parent to, use reasonable best efforts to cause, all waiting periods, pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and Parent will, or will cause the Surviving Corporation or any Subsidiaries of Parent to, use reasonable best efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, co-payments, coinsurance, offset and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) Parent will, or will cause the Surviving Corporation or any Subsidiaries of Parent to, credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time.

(d) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, neither this Section 6.12 nor any provisions of this Agreement relating to Company Benefit Plans will be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.12, require Parent, the Surviving Corporation or any of their respective Subsidiaries to maintain or continue any Company Plan or prevent the amendment, modification, suspension or termination thereof after the Effective Time; (iii) create any third-party beneficiary rights in any Person; or (iv) be treated as an amendment of, or undertaking to amend, any Company Benefit Plan.

6.13 Covenants of Merger Sub. Parent will take all action necessary to cause Merger Sub and, following the Effective Time, the Surviving Corporation to perform their respective covenants pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement. Any breach of this Agreement by Merger Sub will be deemed to be a breach of this Agreement by Parent.

6.14 Notification of Certain Matters.

(a) Notification by the Company. During the Pre-Closing Period, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant to be complied with pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the covenants of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of the Company that is set forth in this Agreement or the conditions to the covenants of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement.

(b) Notification by Parent. During the Pre-Closing Period, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant to be complied with pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub that is set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement.

(c) Impact of Non-Compliance. Notwithstanding anything to the contrary in this Agreement, a breach of the covenants of the Company or its Subsidiaries under this Section 6.14 may not be asserted by Parent, Merger Sub or any of their Affiliates or Representatives as the basis for (i) any conditions set forth in Article VII not being satisfied; or (ii) the termination of this Agreement pursuant to Section 8.1(e). Notwithstanding anything to the contrary in this Agreement, a breach of the covenants of Parent or Merger Sub under this Section 6.14 may not be asserted by the Company, its Subsidiaries or any of their Affiliates or Representatives as the basis for (i) any conditions set forth in Article VII not being satisfied; or (ii) the termination of this Agreement pursuant to Section 8.1(g).

6.15 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Parent and will be issued promptly following the execution and delivery of this Agreement. Thereafter, the Company and its Representatives (unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change in accordance with this Agreement), on the one hand, and Parent and Merger Sub and their respective Representatives, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in each case to the extent relating to this Agreement or the Merger. Notwithstanding the foregoing, each of the Company, Parent and Merger Sub will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law; (ii) directed to employees, suppliers, customers, partners, investors or vendors so long as such communications are consistent with prior communications made in accordance with this Section 6.15 or any communications plan previously agreed to in writing by Parent and the Company (in which case such communications may be made consistent with such plan); (iii) related to a Company Board Recommendation Change or, in each case, any action taken pursuant thereto; (iv) with respect to any dispute or Legal Proceeding among the Parties or their respective Affiliates, or with parties to the Equity Commitment Letter or the Debt Financing Sources, related to this Agreement, the Transaction Documents, the Equity Financing or the Debt Financing; (v) consistent with previous public disclosures made by the Parties in compliance with this Section 6.15; or (vi) with respect to Parent and Merger Sub, customary communications to prospective lenders and investors in connection with the arrangement of the Debt Financing. Notwithstanding anything to the contrary in this Agreement, Parent may disclose the terms of the Merger to the Guarantors and its and their Affiliates’ equityholders and limited partners consistent with customary practice in the private equity industry, so long as the Person to which Parent is disclosing such terms is bound by a customary confidentiality agreement that would require such Person to keep confidential such terms.

6.16 Transaction Litigation.

(a) Notice. During the Pre-Closing Period, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary in Section 9.2, the notice contemplated by the prior sentence will only be delivered to counsel to Parent and may be delivered by email. Notwithstanding anything to the contrary in this Agreement, a breach of the covenants of the Company under this Section 6.16(a) may not be asserted by Parent, Merger Sub or any of their Affiliates or Representatives as the basis for (i) any conditions set forth in Article VII not being satisfied; or (ii) the termination of this Agreement pursuant to Section 8.1(e).

(b) Cooperation. The Company (i) will (A) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (B) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (C) consider in good faith Parent’s advice with respect to any Transaction Litigation; and (ii) may not compromise or settle, or agree to compromise or settle, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.16(b), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.17 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.18 Parent Vote at Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement and approving the Merger in accordance with the DGCL.

6.19 Conduct of Business by Parent and Merger Sub. During the Pre-Closing Period, unless the Company otherwise consents, Parent and Merger Sub will not, and will cause their Affiliates (including the Guarantors) not to acquire or agree to acquire, by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any Person or business or division thereof if entering into of a definitive agreement relating to, or the consummation of, such transaction could reasonably be expected to (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Merger or to permit the expiration or termination of any applicable waiting period; (b) materially increase the risk of any Governmental Authority entering an Order preventing or impairing or restraining the consummation of the Merger; (c) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (d) materially delay or prevent the consummation of the Merger.

6.20 Prohibition on Certain Discussions. Except as approved by the Company Board (or a committee thereof), (a) at all times following the execution and delivery of this Agreement and prior to filing the Proxy Statement with the SEC, Parent will not, and will cause its Affiliates (including the Guarantors and any of the Guarantors’ Affiliates) not to, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any director, officer or employee of the Company (a) regarding any continuing employment or consulting relationship with the Parent, the Surviving Corporation or any of their respective Affiliates following the Effective Time; (b) at all times following the execution and delivery of this Agreement, Parent will not, and will cause its Affiliates (including the Guarantors and any of the Guarantors’ Affiliates) not to, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any director, officer or employee of the Company (i) pursuant to which any such Person would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (ii) pursuant to which such Person or any of its Affiliates would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company in connection with the Merger; and (c) at all times prior to the No-Shop Period Start Date, Parent will not, and will cause its Affiliates (including the Guarantors and any of the Guarantors’ Affiliates) not to, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any equityholder of the Company (i) pursuant to which any such Person would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock or (ii) pursuant to which such Person or any of its Affiliates would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company in connection with the Merger.

6.21 Pay-Off Letters. (a) The Company shall use reasonable best efforts to deliver, at least three Business Days prior to the Effective Time, to Parent and Merger Sub, a draft customary payoff letter with respect to payoff of the indebtedness under the Credit Agreement setting forth (i) the amounts required to repay and discharge in full, if any, such indebtedness in full on the Closing Date and release any guarantees granted in connection therewith, (ii) the wire transfer instructions for the repayment of such indebtedness and (iii) to the extent such indebtedness is secured, authorization to file, or assurances that the lender will file, all releases necessary to evidence satisfaction and termination of such indebtedness and to enable release of all liens relating thereto, effective upon repayment of such indebtedness (and confirmation of such receipt) and (b) at least one Business Day prior to the Effective Time, the Company shall have delivered to Parent and Merger Sub a final, duly executed payoff letter and lien release documentation in form ready for filing.

6.22 Warrant Termination Agreement. The Company shall use reasonable best efforts to enter into a warrant termination agreement with the applicable holders of the Company Warrants in customary form and substance with respect to the Company Warrants.

6.23 FIRPTA Certificate. The Company shall use reasonable best efforts to deliver to Parent at the Closing a customary certification by the Company that meets the requirements of Treasury Regulations Section 1.897-2(h)(1)(i), dated within 30 days prior to the Closing Date, along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (by Parent and the Company in writing) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company will have received the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust Laws. The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to (i) the HSR Act and (ii) the other Antitrust Laws set forth in Section 7.1(b) of the Company Disclosure Letter will have expired or otherwise been terminated, or all requisite consents pursuant to such Laws will have been obtained. It is agreed that the receipt by any Party of a form letter from the FTC’s Bureau of Competition, substantially in the form announced and disclosed by the FTC on August 3, 2021, will not result in a failure of the condition set forth in this Section 7.1(b) to be satisfied.

(c) No Prohibitive Order or Laws. No (i) Order issued by any court of competent jurisdiction will be in effect or (ii) Law will have been enacted by a Governmental Authority of competent jurisdiction and be in effect, that, in the case of each of clauses (i) or (ii), materially restrains or materially impairs the consummation of the Merger (any such Order or Law, a “Restraint”). It is agreed that the receipt by any Party of a form letter from the FTC’s Bureau of Competition, substantially in the form announced and disclosed by the FTC on August 3, 2021, will not result in a failure of the condition set forth in this Section 7.1(c) to be satisfied.

(d) Foreign Direct Investment Law. All consents, approvals and filings required under the Foreign Direct Investment Laws specified in Section 7.1(d) of the Company Disclosure Letter will have been obtained or made, and all waiting periods (including any extensions thereof) will have expired or otherwise been terminated under such Laws.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) In General. Other than the representations and warranties listed in Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(iv), the representations and warranties of the Company set forth in this Agreement are true and correct as of the date of this Agreement and will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except, in each case, to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures (considered collectively) to be true and correct that would not have a Company Material Adverse Effect.

(ii) Specified Representations and Warranties. The representations and warranties set forth in Section 3.1 (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.3 (Company Board Approval; Fairness Opinion; Anti-Takeover Laws), Section 3.4 (Requisite Stockholder Approval), Section 3.7(c) (Company Capitalization – No Voting Rights), Section 3.7(d) (Company Capitalization – No Other Rights) and Section 3.26 (Brokers) that (A) are not qualified by Company Material Adverse Effect are true and correct as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except, in each case, to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect are true and correct as of the date of this Agreement and will be true and correct (without disregarding such Company Material Adverse Effect qualifications) as of the Closing Date as if made at and as of the Closing Date (except, in each case, to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date).

(iii) Capitalization. The representations and warranties set forth in Sections 3.7(a)(i), 3.7(a)(ii), the second sentence of 3.7(a)(iv), and 3.7(b) (Company Capitalization) are true and correct in all respects as of the date of this Agreement and will be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date, other than for de minimis inaccuracies (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects, other than for de minimis inaccuracies, as of such earlier date).

(iv) No Material Adverse Effect. The representations and warranties set forth in Section 3.12(a) (No Company Material Adverse Effect) are true and correct in all respects as of the date of this Agreement.

(b) Performance of Covenants of the Company. The Company will have performed in all material respects all covenants in this Agreement required to be performed by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of this Agreement that is continuing.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures (considered collectively) to be true and correct that would not have a Parent Material Adverse Effect.

(b) Performance of Covenants of Parent and Merger Sub. Parent and Merger Sub will have performed in all material respects all covenants in this Agreement required to be performed by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

7.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of a condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use the requisite efforts to cause the Closing to occur as required by this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Stockholder Approval (except as provided in this Agreement), only as follows (it being understood that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company if any Restraint has become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to comply with the terms of this Agreement and such failure has been the principal cause of, or resulted in, such Restraint;

(c) by either Parent or the Company if the Effective Time has not occurred by 11:59 p.m. on December 20, 2025 (such time and date, as it may be extended pursuant to this Section 8.1(c) or Section 9.10(b)(ii), the “Termination Date,” it being understood that (A) if all of the conditions to the Closing, other than the conditions set forth in Section 7.1(b) or Section 7.1(d), have been satisfied or waived, or are capable of being satisfied on such date, the Termination Date shall be automatically extended to 11:59 p.m. on March 20, 2026; (B) if the Closing would occur in accordance with Section 2.3 on a date (the “Specified Date”) that occurs within three Business Days after the Termination Date, then the Termination Date shall be automatically extended to the Specified Date and the Specified Date shall become the Termination Date for purposes of this Agreement; and (C) in the event of one or more Government Shutdowns that occur prior to the expiration or termination of the waiting period (or any extension thereof) pursuant to the HSR Act, then the Termination Date shall be automatically extended by one day for each day that such Government Shutdown lasts (such extension as a result of one or more Government Shutdowns not to exceed 30 days in the aggregate)); it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) Parent if the Company has the right to terminate this Agreement pursuant to Section 8.1(g) or Section 8.1(i); (ii) the Company if Parent has the right to terminate this Agreement pursuant to Section 8.1(e); or (iii) any Party that has failed to comply with the terms of this Agreement and such failure has been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the Termination Date;

(d) by either Parent or the Company if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting at which a vote is taken on the adoption of this Agreement and approval of the Merger;

(e) by Parent if the Company has breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 7.1 or Section 7.2, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, then Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach or failure to perform, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to termination; and (ii) Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if, at the time that such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of this Agreement;

(f) by Parent if, at any time prior to receiving the Requisite Stockholder Approval, the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, except that Parent’s right to terminate this Agreement pursuant to this Section 8.1(f) will expire at 5:00 p.m. on the 10th Business Day following the date on which such right to terminate first arose;

(g) by the Company if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, then the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach or failure to perform, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to termination; and (ii) the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if, at the time that such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of this Agreement;

(h) by the Company (at any time prior to receiving the Requisite Stockholder Approval) if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.4(e)(ii) with respect to such Superior Proposal; and (iv) the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee pursuant to Section 8.3(b)(iii); or

(i) by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived; (ii) Parent and Merger Sub fail to consummate the Closing on the date required pursuant to Section 2.3; (iii) the Company has irrevocably notified Parent in writing that if Parent performs its obligations under this Agreement and the Equity Financing is funded pursuant to the terms of the Equity Commitment Letter, then the Company stands ready, willing and able to consummate, and will consummate, the Closing; (iv) the Company gives Parent written notice stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i) at least three Business Days prior to such termination; and (v) the Closing has not been consummated by the end of such three Business Day period (it being understood that, notwithstanding anything to the contrary in this Agreement, Parent will not be permitted to terminate this Agreement for any reason during such three Business Day period).

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to Parent (in the event of a termination by the Company) or the Company (in the event of a termination by Parent) setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties, as applicable. Following the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other Representative of such Party) to the other Parties, as applicable, except that, and subject in all respects to this Section 8.2 and the Cap (as defined in the Guarantee), (i) the obligation of Parent to pay the Financing Reimbursement Obligations and (ii) Section 6.7(e), Section 6.15, Section 8.3, Article IX and this Section 8.2 will, in each case, survive the termination of this Agreement, in each case in accordance with their respective terms. Notwithstanding the previous sentence, but subject to Section 8.3, nothing in this Agreement will relieve any Party from any liability for any intentional common law fraud or any Willful Breach of this Agreement prior to the termination of this Agreement. No termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Guarantee or the Equity Commitment Letter, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except for the Financing Reimbursement Obligations or as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.10(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, real property transfer and other similar Taxes or fees, in each case arising out of or in connection with entering into this Agreement and the consummation of the Merger. Parent shall prepare and file or cause to be prepared and filed all Tax Returns with respect to such Taxes and shall pay such Taxes in the time and manner prescribed by Law.

(b) Company Payments.

(i) Future Transactions. If (A) this Agreement is validly terminated pursuant to Section 8.1(d) (Failure of Requisite Stockholder Approval) or Section 8.1(e) (Company Breach); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(d) (Failure of Requisite Stockholder Approval) or Section 8.1(e) (Company Breach), an Acquisition Proposal has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned at least ten Business Days prior to the date of the Company Stockholder Meeting; and (C) within one year of the termination of this Agreement pursuant to Section 8.1(d) (Failure of Requisite Stockholder Approval) or Section 8.1(e) (Company Breach), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated (whether or not within one year of the termination of this Agreement), then the Company will, substantially concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to Parent or its designee an amount equal to the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b) (which Schedule may be updated by Parent from time to time). For purposes of this Section 8.3(b)(i), all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50.1 percent.”

(ii) Company Board Recommendation Change. If this Agreement is validly terminated pursuant to Section 8.1(f) (Company Board Recommendation Change), then the Company must, within two Business Days following such termination, pay, or cause to be paid, to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account designated in writing by Parent.

(iii) Superior Proposal. If this Agreement is validly terminated pursuant to Section 8.1(h) (Superior Proposal), then the Company must, concurrently with such termination, pay, or cause to be paid, to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b) (which Schedule may be updated by Parent from time to time).

(c) Parent Payment. If this Agreement is validly terminated pursuant to Section 8.1(g) (Parent Breach) or Section 8.1(i) (Parent Financing Failure), then Parent must, within two Business Days following such termination, pay, or cause to be paid, to the Company or its designee the Parent Termination Fee by wire transfer of immediately available funds to the account designated in writing by the Company. If paid to the Company, the Parent Termination Fee will be retained by the Company for the use and benefit of the Company in any manner.

(d) Single Payment Only; Liquidated Damages. In no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. It is agreed that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee or the Parent Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, the Company Termination Fee or the Parent Termination Fee, as applicable, if, as and when required to be paid pursuant to this Section 8.3 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate the Party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger.

(e) Default on Payments. The agreements contained in this Section 8.3 are an integral part of this Agreement and, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Parent fails to promptly pay any amounts due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(c) or any portion thereof, as applicable, then the non-paying Party will pay or cause to be paid to the other Party the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of the other Party in connection with such Legal Proceeding, together with interest on such amount or portion thereof at an annual rate equal to the prime rate (as published by Bloomberg or, if not reported thereby, another authoritative source reasonably determined by the Company on the date that such payment or portion thereof was required to be made) plus five percent through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (collectively, “Enforcement Expenses”).

(f) Sole and Exclusive Remedy.

(i) For the Company Related Parties. Notwithstanding anything to the contrary set forth in this Agreement (including this Article VIII), each of the Parties expressly acknowledges and agrees that the Company’s right to (A) terminate this Agreement and seek the Parent Termination Fee solely in accordance with the provisions of, and subject to the limitations in, this Agreement and the Guarantee (including the limitations set forth therein) or (B) seek specific performance solely in accordance with, and subject to the limitations in, this Agreement (including Section 9.10(b)) and the Equity Commitment Letter shall constitute the sole and exclusive remedies of the Company, its Subsidiaries, their respective Affiliates or any of the Company Related Parties arising out of, in connection with or relating to this Agreement or the Merger. Without limiting the foregoing, if this Agreement is validly terminated pursuant to Section 8.1 in circumstances in which the Parent Termination Fee is payable pursuant to Section 8.3(c), then the Company’s receipt of the Parent Termination Fee (including, without duplication, the Company’s right to enforce the Guarantee with respect thereto and receive the Parent Termination Fee from the Guarantors), the Financing Reimbursement Obligations and any Enforcement Expenses (subject to the Cap (as defined in the Guarantee)) will be the sole and exclusive remedies of the Company Related Parties against the Parent Related Parties in respect of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, the termination of this Agreement, or the failure to consummate the Merger. Upon payment of the Parent Termination Fee (if owed pursuant to Section 8.3(c)), the Financing Reimbursement Obligations and any Enforcement Expenses (subject to the Cap (as defined in the Guarantee), none of the Parent Related Parties will have any further liability or obligation to any of the Company Related Parties or any other Person relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, or for any matters forming the basis of such termination, except that the Parties or their respective Affiliates (or both) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, and in accordance with the Confidentiality Agreement.

(ii) For the Parent Related Parties. If this Agreement is validly terminated pursuant to Section 8.1 in circumstances in which the Company Termination Fee is payable pursuant to Section 8.3(b), then Parent’s receipt of the Company Termination Fee, any Enforcement Expenses and Parent’s right to specific performance pursuant to Section 9.10(b) will be the sole and exclusive remedies of the Parent Related Parties against the Company Related Parties in respect of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, the termination of this Agreement, or the failure to consummate the Merger. Upon payment of the Company Termination Fee (if owed pursuant to Section 8.3(b)) and any Enforcement Expenses, none of the Company Related Parties will have any further liability or obligation to any of the Parent Related Parties or any other Person relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, or for any matters forming the basis of such termination, except that the Parties or their respective Affiliates (or both) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2 and Section 8.3(a), as applicable. Notwithstanding the foregoing, this Section 8.3(f)(ii) will not relieve the Company from any liability (1) for any intentional common law fraud or Willful Breach of this Agreement, except that under no circumstances will the collective monetary damages payable by the Company under this Agreement (other than in the case of any intentional common law fraud (taking into account the payment of the Company Termination Fee pursuant to this Agreement)) exceed an amount, in the aggregate, equal to the amount of the Company Termination Fee plus any Enforcement Expenses (such aggregate amount, the “Company Liability Limitation”); provided, however, the Company Liability Limitation will not apply to any Willful Breach of Section 5.4; provided, further, that notwithstanding the foregoing, in no event, including in the event of a Willful Breach, shall the Company be liable to Parent for an amount in excess of the Parent Termination Fee, (2) for any breaches of the Confidentiality Agreement; or (3) pursuant to Section 8.3(a), as applicable. In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation (except for intentional common law fraud, pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a) or except as provided in the proviso in the immediately preceding sentence, as applicable) against the Company Related Parties, and, other than with respect to intentional common law fraud, pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a) or except as provided in the proviso in the immediately preceding sentence, as applicable, in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger, or any claims or actions under applicable Law arising out of any such breach, termination or failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that (a) the representations and warranties contained in Section 3.27 and Section 4.17 will not terminate; and (b) any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices.

(a) Addresses for Notice. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email (except that notice given by email will not be effective unless either (A) a duplicate copy of such email notice is given by one of the other delivery methods described in this Section 9.2 reasonably promptly after delivery of such email but otherwise without regard to the time periods specified in such other clauses; or (B) the receiving Party or its Representative delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 9.2 (excluding “out of office” or other automated replies)). In each case, the intended recipient is set forth below.

if to Parent, Merger Sub or the Surviving Corporation to:

Cascade Parent Inc.

c/o Haveli Investments, L.P.

405 Colorado St, Suite 1600

Austin, TX 78701

Attn:  Sumit Pande

 Della Richardson

Email:  ***

 ***

 ***

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attn:  Charles K. Ruck

 Ian Nussbaum

Email:  charles.ruck@lw.com

 ian.nussbaum@lw.com

if to the Company (prior to the Effective Time) to:

Couchbase, Inc.

3155 Olsen Drive, Suite 150

San Jose, CA 95117

Attn: Chief Legal Officer

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn: Rezwan D. Pavri

Martin W. Korman

Douglas K. Schnell

Ross Tanaka

Email: rpavri@wsgr.com

mkorman@wsgr.com

dschnell@wsgr.com

rtanaka@wsgr.com

(b) Additional Procedures Related to Notices. Rejection or other refusal to accept, or the inability to deliver because of changed address or other details of which no notice was given in accordance with this Section 9.2, will be deemed to be receipt of any notice pursuant to this Section 9.2 as of the date of rejection, refusal or inability to deliver. Any notice received by the addressee on any Business Day after 9:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or any of the other details specified in or pursuant to this Section 9.2 through a notice given in accordance with this Section 9.2, except that notice of any such change will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that if the Company has received the Requisite Stockholder Approval, then no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without receiving such approval.

9.4 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the covenants, obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

9.5 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties (including Debt Financing Sources) to any debt commitment letters (or definitive agreements) related to the Debt Financing, to the Equity Commitment Letter or to the Guarantee; or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock, Company Warrants and Company Equity-Based Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement or any Transaction Documents.

9.6 Confidentiality. Parent, Merger Sub and the Company acknowledge that the parties thereto have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company or its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger or pursuant to this Agreement (including any information obtained pursuant to Section 6.9) in accordance with the Confidentiality Agreement. In addition, in the event of any termination of this Agreement pursuant to Article VIII, it is agreed that, notwithstanding anything to the contrary in the Confidentiality Agreement, any term of the confidentiality and non-use obligations under the Confidentiality Agreement will be deemed to be extended to one year following such termination. Notwithstanding anything to the contrary in the Confidentiality Agreement, the term “Representatives” (as defined in the Confidentiality Agreement) shall hereafter be deemed to include any actual or potential financing sources of Parent and its Representatives (as defined in the Confidentiality Agreement), including the Debt Financing Sources, without the need for any approval or consent of the Company or its Representatives.

9.7 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to in this Agreement, including the Confidentiality Agreement, the Voting Agreements, the Company Disclosure Letter, the Guarantee and the Equity Commitment Letter, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company Disclosure Letter and any exhibits and schedules referred to in this Agreement are “facts ascertainable” (as such term is used in Section 251(b) of the DGCL) and, for purposes of the Laws of the State of Delaware, including Section 251 of the DGCL, are not a part of, and do not form a part of, this Agreement. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement (as modified pursuant to Section 9.6) will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the (i) Effective Time and (ii) date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated.

9.8 Third-Party Beneficiaries. Except as set forth in Section 6.11, this Section 9.8 and Section 9.17, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies under this Agreement, except as set forth in or contemplated by Section 6.11 and this Section 9.8, and from and after the Effective Time, the rights of the holders of shares of Company Common Stock, Company Warrants and Company Equity-Based Awards to receive the merger consideration set forth in Article II. The provisions of Section 8.3(f) will inure to the benefit of the respective Related Parties, each of whom is intended to be a third-party beneficiary thereof with full rights of enforcement.

9.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10 Remedies.

(a) Remedies Cumulative; No Limitation on Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary in any Transaction Document or otherwise, although the Company may, subject in all respects to Section 8.2, Section 8.3, Section 9.16 and this Section 9.10 (and, in each case, the limitations set forth herein or therein), pursue both (i) a grant of specific performance or other equitable relief to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) and the occurrence of the Closing, and (ii) payment of the Parent Termination Fee (including under the Guarantee), if, as and when required pursuant to Section 8.3(c), under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both a grant of specific performance or other equitable relief to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) and the occurrence of the Closing, on the one hand, and, on the other hand, monetary damages, including payment of any of the Parent Termination Fee, the Financing Reimbursement Obligations and any Enforcement Expenses.

(b) Specific Performance.

(i) Irreparable Damage. Irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur if the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it by this Agreement in order to consummate the Merger) in accordance with its terms or otherwise breach any such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement (including specific performance or other equitable relief to cause Parent to perform any obligations required of it and to enforce its rights under the Equity Commitment Letter (or to directly enforce the obligation to fund the Equity Financing in accordance with, and pursuant to the terms and conditions of, the Equity Commitment Letter) and to cause Parent to consummate the Merger); (B) the provisions of Section 8.2(b) and Section 8.3, including the availability of monetary damages, including the Parent Termination Fee or Company Termination Fee, as applicable, are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, no Party would have entered into this Agreement.

(ii) Objections; Cooperation. Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand, on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity except as expressly set forth herein. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each Party will seek and agree to, and use its reasonable best efforts to cooperate with the other Parties in seeking, an expedited schedule in any litigation seeking an injunction or order of specific performance to attempt to fully resolve any dispute between the Parties prior to the Termination Date.

(iii) Tolling of the Termination Date. Notwithstanding anything to the contrary in this Agreement, if any Party initiates a Legal Proceeding to (A) prevent breaches (or threatened breaches) of this Agreement or the Equity Commitment Letter, or both or (B) enforce specifically the terms of this Agreement or the Equity Commitment Letter, or both, then, in each case, no party shall object to any application to the court setting forth an expedited timeline to hear and determine such action.

9.11 Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware.

9.12 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, the Merger, the Guarantee and the Equity Commitment Letter, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.12 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement, the Guarantee, the Equity Commitment Letter or the Merger; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee, the Equity Commitment Letter or the Merger will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guarantee, the Equity Commitment Letter or the Merger in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Jurisdiction for Debt Financing Sources. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the Merger, the Debt Financing, any debt commitment letter (or definitive agreements) related to the Debt Financing, or the performance of services thereunder, will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any debt commitment letter (or definitive agreements) related to the Debt Financing will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the Laws of the State of New York. Notwithstanding anything to the contrary in this Agreement, (A) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred; (B) the determination of the accuracy of any representations and warranties of the Company set forth in this Agreement and the performance by the Company of its covenants in this Agreement, and the satisfaction of any conditions to the obligation of any Party to consummate the Merger as a result thereof; and (C) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement will, in each case, be governed and construed in accordance with the Laws of the State of Delaware.

9.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE EQUITY COMMITMENT LETTER OR THE EQUITY FINANCING. EACH PARTY ACKNOWLEDGES AND AGREES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14 Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version delivered in person. No Party may raise the use of Electronic Delivery to deliver a signature, or the fact that any signature, agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense.

9.15 No Limitation of Representations, Warranties, Covenants or Conditions. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.

9.16 Non-recourse. Each Party agrees, on behalf of itself and its Related Parties, that all Legal Proceedings (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the Transaction Documents or the Merger (including the Equity Financing); (b) the negotiation, execution or performance of this Agreement or any of the Transaction Documents; (c) any breach or violation of this Agreement or any of the Transaction Documents; or (d) any failure of the Merger to be consummated, in each case, may be made only (i) against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the Transaction Documents, Persons expressly identified as parties to such Transaction Documents; and (ii) in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the Transaction Documents to the contrary, each Party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the Transaction Documents or in connection with the Merger will be sought or had against any Person not expressly identified as a party to this Agreement or such Transaction Document, as applicable, and no other Person, including any Related Party, will have any liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in clauses (a) through (d), it being acknowledged and agreed that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in clauses (a) through (d), in each case, except for claims that the Company, Parent or Merger Sub, as applicable, may assert: (A) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement; (B) against the Guarantors under, if, as and when required pursuant to the terms and conditions of the Guarantee; (C) against the parties to the Equity Commitment Letter for specific performance of the obligation to fund the Equity Financing in accordance with, and pursuant to the terms and conditions of, the Equity Commitment Letter; or (D) against the Company, Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

9.17 Debt Financing Sources. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and irrevocably agree (i) that none of the Debt Financing Sources shall have any liability to the Company or any of its Related Parties relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or in respect of any oral or other representations made or alleged to be made in connection herewith or therewith, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect (x) the rights of Parent or Merger Sub against the Debt Financing Sources with respect to the Debt Financing or any debt commitment letter (or definitive agreements) related to the Debt Financing or any of the transactions contemplated thereby or (y) limit the rights of the Company and its Affiliates to seek specific performance of Parent and Merger Sub’s obligations hereunder or for the Company and its Affiliates to otherwise enforce their respective rights hereunder); and (ii) that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions in Section 9.12(b) or this Section 9.17 as applicable to Debt Financing Sources, and such provisions and the definition of “Debt Financing Sources” shall not be amended in any way adverse to any Debt Financing Sources without the prior written consent of the Debt Financing Sources party to any debt commitment letter (or definitive agreements) related to the Debt Financing. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

[Signature page follows.]

The Parties are signing this Agreement on the date stated in the introductory clause.

CASCADE PARENT INC.

By:	/s/ Sumit Pande
Name: Sumit Pande
Title: President

CASCADE MERGER SUB INC.

By:	/s/ Sumit Pande
Name: Sumit Pande
Title: President

[Signature Page to Agreement and Plan of Merger]

The Parties are signing this Agreement on the date stated in the introductory clause.

COUCHBASE, INC.

By:	/s/ Margaret Chow
Name: Margaret Chow
Title: SVP, Chief Legal Officer and Corp. Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[•]

The Amended and Restated Certificate of Incorporation of [•], a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), consists of the articles set forth below.

FIRST. The name of the corporation (which is hereinafter referred to as the “Corporation”) is [•].

SECOND. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808. The name of its registered agent at such address is the Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock that the Corporation shall have authority to issue is 1,000. All such shares are to be common stock, par value of $0.01 per share, and are to be of one class.

FIFTH. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the corporation need not be by written ballot.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law.

SEVENTH. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Subject to any provisions in the by-laws of the Corporation related to indemnification of directors of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any director of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

EIGHTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

IN WITNESS WHEREOF, [•] has caused this Amended and Restated Certificate of Incorporation to be executed by an authorized officer, this [•] day of [•].

By: [•]

[Signature Page to Amended and Restated Certificate of Incorporation]